Exhibit 99.1

Audited consolidated financial statements of Worldpay, Inc.

as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Worldpay, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Worldpay, Inc. and subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America .

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2019, expressed an unqualified opinion on the Company’s internal control over financial reporting (not included herein).

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for revenue from contracts with customers in the year ended December 31, 2018 due to the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) .

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

February 26, 2019

We have served as the Company’s auditor since 2009.

Worldpay, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share data)

	Year Ended December 31,
	2018	2017	2016
Revenue	$3,925.4	$4,026.5	$3,579.0
Network fees and other costs(1)	—	1,903.2	1,674.2
Sales and marketing	1,131.7	669.5	582.3
Other operating costs	698.0	318.7	294.2
General and administrative	662.1	295.1	189.7
Depreciation and amortization	1,095.0	318.5	270.1

Income from operations	338.6	521.5	568.5
Interest expense—net	(304.9)	(140.6)	(109.5)
Non-operating (expense) income	(41.8)	432.8	(36.3)

(Loss) income before applicable income taxes	(8.1)	813.7	422.7
Income tax (benefit) expense	(27.7)	631.0	141.8

Net income	19.6	182.7	280.9
Less: Net income attributable to non-controlling interests	(6.8)	(52.6)	(67.7)

Net income attributable to Worldpay, Inc.	$12.8	$130.1	$213.2

Net income per share attributable to Worldpay, Inc. Class A common stock:
Basic	$0.04	$0.81	$1.37
Diluted	$0.04	$0.80	$1.32
Shares used in computing net income per share of Class A common stock:
Basic	292,992,892	161,293,062	156,043,636
Diluted	295,214,282	162,807,146	162,115,549

(1)	See Note 2—Revenue Recognition, which addresses the change in presentation.

See Notes to Consolidated Financial Statements.

Worldpay, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In millions)

	Year Ended December 31,
	2018	2017	2016
Net income	$19.6	$182.7	$280.9
Other comprehensive (loss) income, net of tax:
(Loss) gain on foreign currency translation and hedging activities	(759.1)	10.9	4.0

Comprehensive (loss) income	(739.5)	193.6	284.9
Less: Comprehensive loss (income) attributable to non-controlling interests	18.2	(54.4)	(68.7)

Comprehensive (loss) income attributable to Worldpay, Inc.	$(721.3)	$139.2	$216.2

See Notes to Consolidated Financial Statements.

Worldpay, Inc.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In millions, except share data)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$196.5	$126.5
Accounts receivable—net	1,694.8	986.6
Settlement assets and merchant float	3,132.3	142.0
Prepaid expenses	80.0	33.5
Other	526.1	84.0

Total current assets	5,629.7	1,372.6
Property, equipment and software—net	1,074.1	473.7
Intangible assets—net	3,127.8	678.5
Goodwill	14,137.9	4,173.0
Deferred taxes	789.9	739.5
Proceeds from senior unsecured notes	—	1,135.2
Other assets	129.1	94.5

Total assets	$24,888.5	$8,667.0

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$1,188.7	$631.9
Settlement obligations	3,723.6	816.2
Current portion of notes payable	225.7	107.9
Current portion of tax receivable agreement obligations	73.1	245.5
Deferred income	25.1	18.9
Current maturities of capital lease obligations	22.7	8.0
Other	630.3	6.0

Total current liabilities	5,889.2	1,834.4
Long-term liabilities:
Notes payable	7,622.1	5,586.4
Tax receivable agreement obligations	590.8	535.0
Capital lease obligations	34.3	4.5
Deferred taxes	473.7	65.6
Other	74.4	40.5

Total long-term liabilities	8,795.3	6,232.0
Total liabilities	14,684.5	8,066.4
Commitments and contingencies (See Note 11—Commitments, Contingencies and Guarantees)
Equity:
Class A common stock, $0.00001 par value; 890,000,000 shares authorized; 300,454,590 shares outstanding at December 31, 2018; 162,595,981 shares outstanding at December 31, 2017	—	—
Class B common stock, no par value; 100,000,000 shares authorized; 10,252,826 shares issued and outstanding at December 31, 2018; 15,252,826 shares issued and outstanding at December 31, 2017	—	—
Preferred stock, $0.00001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Paid-in capital	10,135.3	55.4
Retained earnings	593.1	558.0
Accumulated other comprehensive (loss) income	(731.2)	2.9
Treasury stock, at cost; 3,574,553 shares at December 31, 2018 and 2,861,671 shares at December 31, 2017	(142.8)	(83.8)

Total Worldpay, Inc. equity	9,854.4	532.5
Non-controlling interests	349.6	68.1

Total equity	10,204.0	600.6

Total liabilities and equity	$24,888.5	$8,667.0

See Notes to Consolidated Financial Statements.

Worldpay, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2018	2017	2016
Operating Activities:
Net income	$19.6	$182.7	$280.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,095.0	318.5	270.1
Amortization of customer incentives	27.4	24.3	25.8
Amortization and write-off of debt issuance costs	69.6	6.0	22.6
Gain on foreign currency forward	(35.9)	(33.1)	—
Share-based compensation expense	124.8	47.9	35.9
Deferred tax (benefit) expense	(91.1)	596.8	79.7
Excess tax benefit from share-based compensation	—	—	(12.2)
Tax receivable agreements non-cash items	(3.0)	(421.7)	(3.9)
Other	20.9	4.0	0.5
Change in operating assets and liabilities:
Accounts receivable	(172.3)	(38.9)	(212.9)
Net settlement assets and obligations	63.0	25.3	79.7
Prepaid and other assets	(64.7)	(25.7)	(3.0)
Accounts payable and accrued expenses	(141.0)	130.5	91.6
Other liabilities	24.0	(31.8)	(9.7)

Net cash provided by operating activities	936.3	784.8	645.1

Investing Activities:
Purchases of property and equipment	(304.9)	(110.8)	(118.2)
Acquisition of customer portfolios and related assets and other	(74.4)	(41.8)	(23.6)
Purchase of interest rate caps	(8.1)	—	(21.5)
Proceeds from foreign currency forward	71.5	—	—
Cash acquired (used) in acquisitions, net of cash used	1,389.6	(531.5)	(406.8)

Net cash provided by (used in) investing activities	1,073.7	(684.1)	(570.1)

Financing Activities:
Proceeds from issuance of long-term debt	2,951.8	1,270.0	3,234.4
Proceeds from issuance of senior unsecured notes	—	1,135.2	—
Borrowings on revolving credit facility	4,076.0	8,442.0	1,250.0
Repayment of revolving credit facility	(4,251.0)	(8,217.0)	(1,250.0)
Repayment of debt and capital lease obligations	(2,835.1)	(143.7)	(3,084.9)
Payment of debt issuance costs	(91.1)	(27.6)	(20.1)
Proceeds from issuance of Class A common stock under employee stock plans	23.8	14.5	15.4
Purchase and cancellation of Class A common stock	—	(1,268.0)	—
Repurchase of Class A common stock (including to satisfy tax withholding obligations)	(176.6)	(10.1)	(87.7)
Settlement of and payments under certain tax receivable agreements	(196.0)	(140.3)	(189.4)
Excess tax benefit from share-based compensation	—	—	12.2
Distribution to non-controlling interests	(10.5)	(22.6)	(12.9)

Net cash (used in) provided by financing activities	(508.7)	1,032.4	(133.0)

Net increase (decrease) in cash and cash equivalents	1,501.3	1,133.1	(58.0)
Cash and cash equivalents—Beginning of period	1,272.2	139.1	197.1
Effect of exchange rate changes on cash	(192.2)	—	—

Cash and cash equivalents—End of period	$2,581.3	$1,272.2	$139.1

Cash Payments:
Interest	$302.9	$123.1	$102.7
Income taxes	29.4	45.8	51.1
Non-cash Items:
Issuance of tax receivable agreements to related parties	120.9	647.5	171.2

See Notes to Consolidated Financial Statements.

Worldpay, Inc.

CONSOLIDATED STATEMENT OF EQUITY

(In millions)

										Accumulated
		Common Stock								Other	Non-
	Total	Class A		Class B		Treasury Stock		Paid-in	Retained	Comprehensive	Controlling
	Equity	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	Interests
Beginning Balance, January 1, 2018	$600.6	162.6	$—	15.3	$—	2.9	$(83.8)	$55.4	$558.0	$2.9	$68.1
Cumulative effect of accounting change	22.3	—	—	—	—	—	—	—	22.3	—	—
Net income	19.6	—	—	—	—	—	—	—	12.8	—	6.8
Issuance of Class A common stock for acquisition	10,364.8	133.6	—	—	—	0.8	(64.6)	10,429.4	—	—	—
Issuance of Class A common stock under employee benefit trust and employee benefit plans, net of forfeitures	23.8	1.4	—	—	—	(0.4)	32.2	(8.4)	—	—	—
Repurchase of Class A common stock (including to satisfy tax withheld obligation)	(176.6)	(2.1)	—	—	—	0.3	(26.6)	(150.0)	—	—	—
Issuance of Class A common stock and cancellation of Class B common stock in connection with Fifth Third Stock sale	—	5.0	—	(5.0)	—	—	—	—	—	—	—
Settlement of certain tax receivable agreements	29.0	—	—	—	—	—	—	29.0	—	—	—
Issuance of tax receivable agreements	(33.9)		—	—	—	—	—	(33.9)	—	—	—
Unrealized loss on hedging activities and foreign currency translation, net of tax	(759.1)	—	—	—	—	—	—	—	—	(734.1)	(25.0)
Distribution to non-controlling interests	(10.5)	—	—	—	—	—	—		—	—	(10.5)
Share-based compensation	124.0	—	—	—	—	—	—	119.0	—	—	5.0
Reallocation of non-controlling interests of Worldpay Holding due to change in ownership	—	—	—	—	—	—	—	(305.2)	—	—	305.2

Ending Balance, December 31, 2018	$10,204.0	300.5	$—	10.3	$—	3.6	$(142.8)	$10,135.3	$593.1	$(731.2)	$349.6

See Notes to Consolidated Financial Statements.

Worldpay, Inc.

CONSOLIDATED STATEMENT OF EQUITY

(In millions)

										Accumulated
		Common Stock								Other	Non-
	Total	Class A		Class B		Treasury Stock		Paid-in	Retained	Comprehensive	Controlling
	Equity	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	Interests
Beginning Balance, January 1, 2017	$1,607.3	161.1	$—	35.0	$—	2.7	$(73.7)	$706.1	$689.5	$(6.2)	$291.6
Cumulative effect of accounting change	0.5	—	—	—	—	—	—	1.3	(0.8)	—	—
Net income	182.7	—	—	—	—	—	—	—	130.1	—	52.6
Issuance of Class A common stock under employee stock plans, net of forfeitures	14.5	1.7	—	—	—	—	—	14.5	—	—	—
Repurchase of Class A common stock (to satisfy tax withholding obligation)	(10.1)	(0.2)	—	—	—	0.2	(10.1)	—	—	—	—
Purchase and cancellation of Class A common stock	(1,270.6)	—	—	(19.7)	—	—	—	(1,009.8)	(260.8)	—	—
Settlement of certain tax receivable agreements	59.8	—	—	—	—	—	—	59.8	—	—	—
Issuance of tax receivable agreements	(19.7)	—	—	—	—	—	—	(19.7)	—	—	—
Unrealized gain on hedging activities, net of tax	10.9	—	—	—	—	—	—	—	—	9.1	1.8
Distribution to non-controlling interests	(22.6)	—	—	—	—	—	—	—	—	—	(22.6)
Share-based compensation	47.9	—	—	—	—	—	—	41.3	—	—	6.6
Reallocation of non-controlling interests of Worldpay Holding due to change in ownership	—	—	—	—	—	—	—	261.9	—	—	(261.9)

Ending Balance, December 31, 2017	$600.6	162.6	$—	15.3	$—	2.9	$(83.8)	$55.4	$558.0	$2.9	$68.1

See Notes to Consolidated Financial Statements.

Worldpay, Inc.

CONSOLIDATED STATEMENT OF EQUITY

(In millions)

										Accumulated
		Common Stock								Other	Non-
	Total	Class A		Class B		Treasury Stock		Paid-in	Retained	Comprehensive	Controlling
	Equity	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	Interests
Beginning Balance, January 1, 2016	$1,225.1	155.5	$—	35.0	$—	2.6	$(67.4)	$553.1	$476.3	$(9.2)	$272.3
Net income	280.9	—	—	—	—	—	—	—	213.2	—	67.7
Issuance of Class A common stock under employee stock plans, net of forfeitures	15.4	1.5	—	—	—	—	—	15.4	—	—	—
Excess tax benefit from employee share-based compensation	12.2	—	—	—	—	—	—	12.2	—	—	—
Repurchase of Class A common stock (including to satisfy tax withholding obligation)	(87.7)	(1.5)	—	—	—	0.1	(6.3)	(81.4)	—	—	—
Exercise of warrant	—	5.6	—	—	—	—	—	25.0	—	—	(25.0)
Termination of certain tax receivable agreements	130.3	—	—	—	—	—	—	130.3	—	—	—
Issuance of tax receivable agreements	4.1	—	—	—	—	—	—	4.1	—	—	—
Unrealized gain on hedging activities and other, net of tax	4.0	—	—	—	—	—	—	—	—	3.0	1.0
Distribution to non-controlling interests	(12.9)	—	—	—	—	—	—	—	—	—	(12.9)
Share-based compensation	35.9	—	—	—	—	—	—	29.4	—	—	6.5
Reallocation of non-controlling interests of Worldpay Holding due to change in ownership	—	—	—	—	—	—	—	18.0	—	—	(18.0)

Ending Balance, December 31, 2016	$1,607.3	161.1	$—	35.0	$—	2.7	$(73.7)	$706.1	$689.5	$(6.2)	$291.6

See Notes to Consolidated Financial Statements.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Worldpay, Inc., a Delaware corporation, is a holding company that conducts its operations through its majority-owned subsidiary, Worldpay Holding, LLC (“Worldpay Holding”). Worldpay, Inc. and Worldpay Holding are referred to collectively as the “Company,” “Worldpay,” “we,” “us” or “our,” unless the context requires otherwise.

On January 16, 2018, Worldpay completed the acquisition of all of the outstanding shares of Worldpay Group Limited, formerly Worldpay Group plc, a public limited company (“Legacy Worldpay”). Following the acquisition, the Vantiv, Inc. (“Legacy Vantiv”) name was changed to Worldpay, Inc. by amending our Second Amended and Restated Certificate of Incorporation. The effective date of the name change was January 16, 2018.

On January 16, 2018, the Company’s Class A common stock began trading on the New York Stock Exchange under the new symbol “WP” and on the London Stock Exchange via a secondary standard listing under the symbol “WPY.” Legacy Worldpay shares were delisted from the London Stock Exchange on the same day.

Worldpay is a leader in global payments providing a broad range of technology-led solutions to its clients to allow them to accept payments of almost any type, across multiple payment channels nearly anywhere in the world. The Company serves a diverse set of merchants including mobile, online and in-store, offering over 300 payment methods in 126 transaction currencies across 146 countries, while supporting various clients including large enterprises, corporates, small and medium sized businesses and eCommerce businesses. The Company operates in three reportable segments: Technology Solutions, Merchant Solutions and Issuer Solutions. For more information about the Company’s segments, refer to Note 19—Segment Information. The Company markets its services through diverse distribution channels, including multiple referral partners.

Basis of Presentation and Consolidation

The accompanying Consolidated Financial Statements include those of Worldpay, Inc. and all subsidiaries thereof including its majority-owned subsidiary, Worldpay Holding, LLC. The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Expenses

Set forth below is a brief description of the components of the Company’s expenses:

•

Network fees and other costs primarily consist of pass through expenses incurred by the Company in connection with providing processing services to the Company’s clients, including Visa and Mastercard network association fees and payment network fees and only relates to the years ended December 31, 2017 and 2016. Following the Company’s adoption of ASC 606 on January 1, 2018, network fees and other costs are presented net within revenue.

•

Sales and marketing expense primarily consists of salaries, commissions and benefits paid to sales personnel, sales management and other sales and marketing personnel, amortization of capitalized commission fees, payments made to multiple referral partners, and advertising and promotional costs.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

•

Other operating costs primarily consist of compensation and benefits paid to operational and IT personnel, costs associated with operating the Company’s technology platform and data centers, information technology costs for processing transactions, product development costs, software fees and maintenance costs.

•

General and administrative expenses primarily consist of compensation and benefits paid to executive management and administrative employees, including finance, human resources, product, legal and risk management, share-based compensation costs, office equipment, occupancy costs and consulting costs.

Non-operating income (expense):

•

Non-operating expense for the year ended December 31, 2018 primarily consists of expenses relating to the Company’s financing arrangements entered into in connection with the Legacy Worldpay acquisition, repricing of the Company’s debt and the change in fair value of the Mercury Payment Systems, LLC (“Mercury”) Tax Receivable Agreement (“TRA”) (see Note 15—Fair Value Measurements), partially offset by a gain on the settlement of a deal contingent forward entered into in connection with the Company’s acquisition of Legacy Worldpay.

•

Non-operating income for the year ended December 31, 2017 primarily consists of a gain relating to the impact to the TRA liability as a result of the Tax Cuts and Jobs Act (“Tax Reform”) signed into law on December 22, 2017 (see note 8—Tax Receivable Agreements), and an unrealized gain relating to the change in the fair value of a deal contingent foreign currency forward entered into in connection with the Legacy Worldpay acquisition (see Note 9—Derivatives and Hedging Activities), partially offset by the change in the fair value of a TRA entered into as part of the acquisition of Mercury (see Note 8—Tax Receivable Agreements).

•

Non-operating expense for the year ended December 31, 2016 relates to the change in fair value of the Mercury TRA entered into as part of the acquisition of Mercury (see Note 8—Tax Receivable Agreements) and a charge related to the refinancing of the Company’s senior secured credit facilities (see Note 7—Long-Term Debt).

Share-Based Compensation

The Company expenses employee share-based payments under ASC 718, Compensation—Stock Compensation, which requires compensation cost for the grant-date fair value of share-based payments to be recognized over the requisite service period. The Company estimates the grant date fair value of the share-based awards issued in the form of options using the Black-Scholes option pricing model. The fair value of shares issued as restricted stock, performance awards and under the employee stock purchase plans is measured based on the market price of the Company’s stock on the grant date.

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-09, Compensation- Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The update simplifies several aspects of the accounting for share-based payment award transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The Company adopted this ASU on January 1, 2017. Under previous guidance, excess tax benefits and deficiencies from share-based compensation arrangements were recorded in equity when the awards vested or settled. ASU 2016-09 requires prospective recognition of excess tax benefits and deficiencies in the income statement, which results in the recognition of excess tax benefits in income tax expense, rather than in paid-in capital.

Additionally, under ASU 2016-09, the Company has elected to prospectively apply the cash flow classification guidance, which results in an increase to operating cash flows as a result of excess income tax benefits from share-based compensation arrangements being classified as cash flows from operations rather than as cash flows from financing activities.

As a result of adopting ASU 2016-09, the Company has elected to account for forfeitures as they occur. The cumulative-effect of this change in election resulted in an immaterial impact on the Company’s Consolidated Financial Statements at the beginning of 2017.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Earnings per Share

Basic earnings per share is computed by dividing net income attributable to Worldpay, Inc. by the weighted average shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to Worldpay, Inc., adjusted as necessary for the impact of potentially dilutive securities, by the weighted-average shares outstanding during the period and the impact of securities that would have a dilutive effect on earnings per share. See Note 16—Net Income Per Share for further discussion.

Dividend Restrictions

The Company does not intend to pay cash dividends on its Class A common stock in the foreseeable future. Worldpay, Inc. is a holding company that does not conduct any business operations of its own. As a result, Worldpay, Inc.’s ability to pay cash dividends on its common stock, if any, is dependent upon cash dividends and distributions and other transfers from Worldpay Holding. The amounts available to Worldpay, Inc. to pay cash dividends are subject to the covenants and distribution restrictions in its subsidiaries’ loan agreements. As a result of the restrictions on distributions from Worldpay Holding and its subsidiaries, essentially all of the Company’s consolidated net assets are held at the subsidiary level and are restricted as of December 31, 2018.

Income Taxes

Income taxes are computed in accordance with ASC 740, Income Taxes, and reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. The Company has deferred tax assets and liabilities and maintains valuation allowances where it is more likely than not that all or a portion of deferred tax assets will not be realized. To the extent the Company determines that it will not realize the benefit of some or all of its deferred tax assets, such deferred tax assets will be adjusted through the Company’s provision for income taxes in the period in which this determination is made. As of December 31, 2018, the Company had recorded valuation allowances against deferred tax assets of $12.6 million related to net operating losses. As of December 31, 2017, the Company had recorded no valuation allowances against deferred taxes. See Note 14—Income Taxes for further discussion of income taxes.

Cash and Cash Equivalents

Cash on hand and investments with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents. The Company has restricted cash held in money market accounts, which approximate fair value and therefore are a level 1 input in the fair value hierarchy.

Following the adoption of ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, the Company includes restricted cash in the cash and cash equivalents balance reported in the Consolidated Statements of Cash Flows. The reconciliation between cash and cash equivalents in the Consolidated Statements of Financial Position and the Consolidated Statements of Cash Flows is as follows (in millions):

	December 31, 2018	December 31, 2017
Cash and cash equivalents on the Consolidated Statements of Financial Position	$196.5	$126.5
Proceeds from senior unsecured notes—restricted for closing of Worldpay acquisition	—	1,135.2
Other restricted cash (in other current assets)	482.1	10.5
Merchant float (in settlement assets and merchant float)	1,902.7	—

Total cash and cash equivalents per the Consolidated Statements of Cash Flows	$2,581.3	$1,272.2

Property, Equipment and Software—net

Property, equipment and software consists of the Company’s facilities, furniture and equipment, software, land and leasehold improvements. Facilities, furniture and equipment and software are depreciated on a straight-line basis over their respective useful lives. Leasehold improvements are depreciated on a straight-line basis over the lesser of the estimated useful life of the improvement or the term of the lease. Also included in property, equipment and software is costs associated with software developed for internal use which has not yet been placed in service as it is still in development.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company capitalizes certain costs related to computer software developed for internal use and amortizes such costs on a straight-line basis over an estimated useful life. Research and development costs incurred prior to establishing technological feasibility are charged to operations as such costs are incurred. Once technological feasibility has been established, costs are capitalized until the software is placed in service. See Note 4—Property, Equipment and Software for additional information.

Goodwill and Intangible Assets

In accordance with ASC 350, Intangibles—Goodwill and Other, the Company tests goodwill for impairment for each reporting unit on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below its carrying value. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that implied fair value of the goodwill within the reporting unit is less than its carrying value. The Company performed its most recent annual goodwill impairment test for all reporting units as of July 31, 2018 using market data and discounted cash flow analyses. Based on this analysis, it was determined that the fair value of all reporting units was substantially in excess of the carrying value. There have been no other events or changes in circumstances subsequent to the testing date that would indicate impairment of these reporting units as of December 31, 2018.

Intangible assets consist of acquired customer relationships, trade names, customer portfolios and related assets that are amortized over their estimated useful lives. The Company reviews finite lived intangible assets for possible impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. As of December 31, 2018, there have been no such events or circumstances that would indicate potential impairment of finite lived intangible assets.

Settlement Processing Assets and Obligations and Merchant Float

Settlement assets and obligations and merchant float represent intermediary balances arising from the settlement process which involves the transferring of funds between card issuers, merchants and Sponsoring Members. Funds are processed under two models, a sponsorship model and a direct member model. In the United States the Company operates under the sponsorship model and outside the United States the Company operates under the direct membership model.

Under the sponsorship model, in order for the Company to provide electronic payment processing services, Visa, MasterCard and other payment networks require sponsorship by a member clearing bank. The Company has an agreement with various banks and financial institutions, (the “Sponsoring Member”) to provide sponsorship services to the Company. Under the sponsorship agreements the Company is registered as a Visa Third-Party Agent and a MasterCard Service Provider. The sponsorship services allow us to route transactions under the Sponsoring Members’ membership to clear card transactions through MasterCard, Visa and other networks. Under this model, the standards of the payment networks restrict us from performing funds settlement and as such require that these funds be in the possession of the Sponsoring Member until the merchant is funded. Accordingly, settlement assets and obligations resulting from the submission of settlement files to the network or cash received from the network in advance of funding the network are the responsibility of the Sponsoring Member and are not recorded on the Company’s Consolidated Statements of Financial Position.

In the United States, settlement assets and obligations are recorded by the Company related to the Issuer Solutions business when funds are transferred from the Company to the Sponsoring Member for settlement prior to receiving funds from the financial institution customer or funds are received from the financial institution customer prior to transferring funds to the Sponsoring Member for settlement. These timing differences result in a settlement asset or obligation. The amounts are generally collected or paid the following business day.

Settlement assets and obligations are also recorded in the United States as result of intermediary balances due to/from the Sponsoring Member. The Company receives funds from certain networks which are owed to the Sponsoring Member for settlement. In other cases the Company transfers funds to the Sponsoring Member for settlement in advance of receiving funds from the network. These timing differences result in a settlement asset or obligation. The amounts are generally collected or paid the following business day. Additionally, U.S. settlement assets and obligations arise related to interchange expenses, merchant reserves and exception items.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Under the direct membership model, the Company is a direct member in Visa, MasterCard and other various payment networks as third party sponsorship to the networks is not required. This results in the Company performing settlement between the networks and the merchant and requiring adherence to the standards of the payment networks in which the Company is a direct member. Settlement assets and obligations result when the Company submits the merchant file to the network or when funds are received by the Company in advance of paying the funds to a different entity or merchant. The amounts are generally collected or paid the following business day.

Merchant float represents surplus cash balances the Company holds on behalf of its merchant customers when the incoming amount from the card networks precedes when the funding to customers falls due. Such funds are held in a fiduciary capacity, and are not available for the Company to use to fund its cash requirements.

Derivatives

The Company accounts for derivatives in accordance with ASC 815, Derivatives and Hedging. This guidance establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the Consolidated Statements of Financial Position at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in accumulated other comprehensive income (loss) (“AOCI”) and will be recognized in the statement of income when the hedged item affects earnings. Additionally, the effective portion of the Company’s net investment hedges, which act as economic hedges of the Company’s net investments in its foreign subsidiaries, are recorded in AOCI. The Company does not enter into derivative financial instruments for speculative purposes. See Note 9—Derivatives and Hedging Activities for further discussion.

Visa Europe and Contingent Value Rights

During June 2016, Legacy Worldpay disposed of its ownership interest in Visa Europe to Visa, Inc. In connection with the disposal, the Company agreed to pay the Legacy Worldpay owners 90% of the net-of-tax proceeds from the disposal, pending the resolution of certain historical claims and the finalization of the proceeds from disposal. The proceeds from the disposal (primarily restricted cash) and the related liability to former owners are recorded in other current assets and other current liabilities, respectively, in the Company’s Consolidated Statements of Financial Position.

Foreign Currencies

For operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period and assets and liabilities are translated at spot exchange rates at the end of the period. Foreign currency translation adjustments are included as a separate component of accumulated other comprehensive income (loss) in total equity. The effects of changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated are recorded as foreign currency transaction gains (losses) in the Consolidated Statements of Income and Comprehensive Income and were immaterial for the year ended December 31, 2018.

New Accounting Pronouncements

In August 2018, the SEC issued a final rule amending certain of its disclosure requirements. This rule eliminates or simplifies redundant or outdated disclosure requirements. The rule also requires companies to present changes in shareholders’ equity on a quarterly basis for both current and prior year periods. The rule is effective for the Company’s 2019 10-Q filings.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which amends and simplifies existing guidance to better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. This ASU is effective for the Company in the first quarter of fiscal 2019, with early adoption permitted. The Company will adopt this ASU as of January 1, 2019 with an immaterial impact on the Company’s Consolidated Financial Statements.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU presents new methodology for calculating credit losses on financial instruments (e.g. trade receivables) based on expected credit losses and expands the types of information companies must use when calculating expected losses. This ASU is effective for annual periods beginning after December 15, 2019 and interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its Consolidated Financial Statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU amends the existing guidance by requiring the recognition of all leases, including operating leases, with a term longer than 12 months on the balance sheet as right of use asset and lease liability and disclosing key information about the lease arrangements. The effective date of this update is for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. The ASU offers an optional modified retrospective transition approach to apply the provisions of the new standard. This approach results in the recognition of lease assets and liabilities in the period of adoption without requiring restatement of the prior period financials presented.

The Company formed a project team to evaluate the potential financial statement impact of the adoption of this ASU on the Company’s Consolidated Financial Statements. The project team analyzed existing leases, which primarily consist of real-estate leases for office space and other contracts which may be a lease or contain embedded leases. The Company has evaluated, designed and implemented new processes and controls in order to meet the requirements to identify, report and disclose financial information regarding the Company’s leases. In addition, the Company has designed a process to perform the necessary calculations to derive the right of use asset and liabilities associated with each lease in order to support the requirements of the new standard. Further, the Company is implementing a lease software system for accounting and reporting purposes.

As of January 1, 2019, the Company expects to record a right-of-use asset in the range of $78 million—$91 million and a lease liability in the range of $122 million—$142 million. The Company will adopt this ASU on January 1, 2019 using the modified retrospective approach. The Company plans to apply the package of practical expedients in the guidance which, among other things, includes carrying forward the historical lease classification. The Company plans to make accounting policy elections not to apply the new guidance to leases with a term of less than 12 months as well as to derive the incremental borrowing rate at the January 1, 2019 adoption date based on the remaining lease term as of the adoption date.

2. REVENUE RECOGNITION

In May 2014, the FASB issued ASU 2014-09, Revenue From Contracts With Customers (Topic 606) (“ASC 606”). ASC 606 supersedes the revenue recognition requirements in Accounting Standard Codification (“ASC”) 605, Revenue Recognition (“ASC 605”) . The new standard provides a five-step analysis of transactions to determine when and how revenue is recognized, based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires additional disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The Company adopted ASC 606 on January 1, 2018, using the modified retrospective method. The new standard requires the Company to disclose the accounting policies in effect prior to January 1, 2018, as well as the policies it has applied starting January 1, 2018. Revenue is measured based on consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a service or goods to a customer.

Periods prior to January 1, 2018

The Company has contractual agreements with its customers that set forth the general terms and conditions of the relationship including line item pricing, payment terms and contract duration. Revenues are recognized as earned (i.e., for transaction based fees, when the underlying transaction is processed). ASC 605 established guidance as to when revenue is realized or realizable and earned by using the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price is fixed or determinable; and (4) collectibility is reasonably assured.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company followed the guidance provided in ASC 605-45, Principal Agent Considerations, which states that the determination of whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the facts and circumstances of the arrangement and that certain factors should be considered in the evaluation. The Company recognized processing revenues net of interchange fees, which are assessed to its merchant customers on all processed transactions. Interchange rates are not controlled by the Company, which effectively acts as a clearing house collecting and remitting interchange fee settlement on behalf of issuing banks, debit networks, credit card associations and its processing customers. All other revenue was reported on a gross basis, as the Company contracts directly with the end customer, assumes the risk of loss and has pricing flexibility.

Periods commencing January 1, 2018

The Company has contractual agreements with its customers that set forth the general terms and conditions of the relationship including line item pricing, payment terms and contract duration. Revenue is recognized when the performance obligation under the terms of the Company’s contract with its customer is satisfied. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services. The Company generates revenue primarily by processing electronic payment transactions. Set forth below is a description of the Company’s revenue by segment.

Technology Solutions

Technology Solutions provides merchant acquiring, payment processing and related services to a diverse set of merchants that primarily accept payments through eCommerce and integrated payment solutions.

Merchant Solutions

Merchant Solutions provides merchant acquiring, payment processing and related services to a diverse set of merchants that primarily accept payments through an omni-channel solution including terminal based.

Issuer Solutions

Issuer Solutions provides card issuer processing, payment network processing, fraud protection and card production to a diverse set of financial institutions, including regional banks, community banks, credit unions and regional personal identification number (“PIN”) networks.

Performance Obligations

At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies performance obligations for each promise to transfer to the customer a good or service that is distinct. The Company’s performance obligation relating to its payment processing services revenue is to provide continuous access to the Company’s system to process as much as its customers require. Since the number or volume of transactions to be processed is not determinable at contract inception, the Company’s payment processing services consist of variable consideration under a stand-ready service of distinct days of service that are substantially the same with the same pattern of transfer to the customer. As such, the stand-ready obligation is accounted for as a single-series performance obligation whereby the variability of the transaction value is satisfied daily as the performance obligation is performed.

The Company’s payment processing services include all aspects of payment processing, including authorization and settlement, customer service, chargeback and retrieval processing, reporting for electronic payment transactions and network fee and interchange management.

The Company’s products and services consists of, but are not limited to, foreign currency management, payment card industry regulatory compliance services, payment security (e.g. tokenization, encryption and fraud services), chargeback resolution, billing statement production (e.g. reporting and analytics), card production, and card-processing equipment sales. An evaluation is performed to determine whether or not these are separate performance obligations from payment processing. Once the performance obligations are identified, the total estimated transaction value is allocated based on a stand-alone selling price. Revenue from products and services is recognized at a point in time or over time depending on the products or services. Chargeback resolution services, card production and equipment sales are generally recognized at a point in time while most other performance obligations are billed and recognized over the contract period as the services are performed.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Beginning in 2018, the Company records certain fees paid to third parties, including network fees and other costs, as a reduction of revenue. These fees were previously recorded on a gross basis. This change in presentation has no impact to income from operations. Under ASC 606, revenue of $3,925.4 million was reported for the year ended December 31, 2018. Excluding the impact of the adoption of ASC 606, amounts recorded under ASC 605 would include $6,631.9 million and $2,706.5 million of revenue and network fees and other costs for the year ended December 31, 2018, respectively. The adoption of ASC 606 did not have a material impact on any other line items of the Company’s Consolidated Statements of Income, Statements of Comprehensive (Loss) Income, Statements of Financial Position, Statements of Equity and Statements of Cash Flows.

Disaggregation of Revenue

In the following table, revenue is disaggregated by source of revenue (in millions):

	Year Ended December 31, 2018
	Technology Solutions	Merchant Solutions	Issuer Solutions	Total
Major Products and Services (1)(2)
Processing services	$1,087.9	$1,544.4	$199.2	$2,831.5
Products and services	513.5	431.8	148.6	1,093.9

Total	$1,601.4	$1,976.2	$347.8	$3,925.4

	Year Ended December 31, 2017
	Technology Solutions	Merchant Solutions	Issuer Solutions	Total
Major Products and Services (1)(2)
Processing services	$1,064.5	$2,066.0	$279.9	$3,410.4
Products and services	200.0	237.1	179.0	616.1

Total	$1,264.5	$2,303.1	$458.9	$4,026.5

	Year Ended December 31, 2016
	Technology Solutions	Merchant Solutions	Issuer Solutions	Total
Major Products and Services (1)(2)
Processing services	$873.3	$1,875.1	$302.3	$3,050.7
Products and services	118.4	216.2	193.7	528.3

Total	$991.7	$2,091.3	$496.0	$3,579.0

(1)

Revenue for the years ended December 31, 2017 and 2016 presented in the tables above is prior to the Company’s adoption of ASC 606 and therefore network fees and other costs are presented separately and not are netted within revenue.

(2)	Revenue breakdown is based on management’s view and certain products and services revenue may be based on the number or volume of transactions.

Processing Services

Processing services revenue is primarily derived from processing credit and debit card transactions comprised of fees charged to businesses for payment processing services. The fees charged consist of a percentage of the transaction value, a specified fee per transaction or a fixed fee, or a combination.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Products and Services

Products and services revenue is primarily derived from ancillary services such as treasury management and foreign exchange, regulatory compliance, chargebacks and fraud services for which the fees charged may or may not be related to the volume or number of transactions.

Costs to Obtain and Fulfill a Contract

ASC 606 requires capitalizing costs of obtaining a contract when those costs are incremental and expected to be recovered. Since incremental commission fees paid to sales teams as a result of obtaining contracts are recoverable, the Company recorded a $28.8 million ($22.3 million net of deferred taxes) cumulative catch-up capitalized asset on January 1, 2018. As of December 31, 2018, the amount capitalized as contract costs is $39.3 million, which is included in other non-current assets.

In order to determine the amortization period for sales commission contract costs, the Company applied the portfolio approach for “like-kind contracts” to which sales compensation earnings can be applied and allocated incentive payments to each portfolio accordingly. The Company evaluated each individual portfolio to determine the proper length of time over which the capitalized incentive should be amortized by analyzing customer attrition rates using historical data and other metrics.

The Company determined that straight-line amortization would best correspond to the transfer of services to customers since services are transferred equally over time and have limited predictable volatility. The amortization periods range from 3 to 10 years and are based on the expected life of a customer. In 2018, the amount of amortization was $10.3 million, which is recorded in sales and marketing expense. There was no impairment loss in relation to the costs capitalized.

The Company recognizes incremental sales commission costs of obtaining a contract as expense when the amortization period for those assets is one year or less per the practical expedient in ASC 606. These costs are included in sales and marketing expense.

Customer incentives represent signing bonuses paid to customers. Customer incentives are paid in connection with the acquisition or renewal of customer contracts, and are therefore deferred and amortized using the straight-line method based on the expected life of the customer. As of December 31, 2018 and 2017, the Company had $71.5 million and $68.4 million, respectively, of customer incentives included in other assets in the Company’s Consolidated Statements of Financial Position. For the years ended December 31, 2018, 2017 and 2016, the Company had $27.4 million, $24.3 million and $25.8 million, respectively, of amortization expense related to these costs recorded as contra-revenue in the Company’s Consolidated Statements of Income.

The Company capitalizes conversion costs associated with enabling customers to receive its processing services. As of December 31, 2018 and 2017, the Company had $51.7 million and $21.1 million, respectively, of capitalized conversion costs included in Intangible assets—net in the Company’s Consolidated Statements of Financial Position. For the years ended December 31, 2018 and 2017, the Company has $6.8 million and $2.5 million, respectively, of amortization expense related to these costs, which is recorded in depreciation and amortization expense in the Company’s Consolidated Statements of Income. These costs are amortized over the average life of the customer.

Contract Balances

Accounts Receivable-net

Accounts receivable primarily represent processing revenues earned but not collected. For a majority of its customers, the Company has the authority to debit the client’s bank accounts; as such, collectibility is reasonably assured. Aside from debiting a client’s bank account, the Company collects a majority of its revenue via net settlement with the remaining portion collected via billing the customer. The Company records a reserve for doubtful accounts when it is probable that the accounts receivable will not be collected. The Company reviews historical loss experience and the financial position of its customers when estimating the allowance. As of December 31, 2018 and 2017, the allowance for doubtful accounts was not material to the Company’s Consolidated Statements of Financial Position.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Contract Liabilities

Contract liabilities, which relate to advance consideration received from customers (deferred income) before transfer of control occurs and therefore revenue is recognized, is not material to the Company’s Consolidated Financial Statements.

Remaining Performance Obligations

ASC 606 requires disclosure of the aggregate amount of the transaction price allocated to unsatisfied performance obligations; however, as permitted by ASC 606, the Company has elected to exclude from this disclosure any contracts with an original duration of one year or less and any variable consideration that meets specified criteria. As discussed above, the Company’s core performance obligation consists of variable consideration under a stand-ready series of distinct days of service and revenue from the Company’s products and service arrangements are generally billed and recognized as the services are performed. The aggregate fixed consideration portion of customer contracts with an initial contract duration greater than one year is not material.

Changes in Accounting Policies

As noted above, the Company adopted ASC 606, effective January 1, 2018, using the modified retrospective method, applying the standard to contracts that are not complete as of the date of initial application. Therefore, the comparative information has not been adjusted and continues to be reported under ASC 605. The details of the significant changes are set out below.

Under ASC 606, the Company capitalizes commission fees as costs of obtaining a contract when they are incremental and expected to be recovered and expenses commission fees when there is a required ongoing obligation. The Company amortizes these capitalized costs consistently with the pattern of transfer of the good or service to which the asset relates. If the expected amortization period is one year or less, the commission fee is expensed when incurred. The Company previously recognized sales commission fees related to contracts as sales and marketing expenses when incurred. Except for the change in revenue recognition and the recording of network fees and other costs as a reduction of revenue, the Company has consistently applied the accounting policies to all periods presented in these Consolidated Financial Statements.

3. BUSINESS COMBINATIONS

Acquisition of Legacy Worldpay

On January 16, 2018, the Company completed the acquisition of Legacy Worldpay by acquiring 100% of the issued and outstanding shares (the “Acquisition”). The approximately $11.9 billion purchase price consisted of Legacy Worldpay shareholders receiving a $1.5 billion cash payment and 133.6 million shares of the Company’s Class A common stock. The acquisition-date fair value of the shares of the Company’s Class A common stock issued was $10.4 billion and was determined based on the share price of $77.60 per share, the opening price of the Company’s Class A common stock on the New York Stock Exchange on January 16, 2018 since the acquisition closed before the market opened on January 16, 2018.

The Acquisition creates a leading global payments technology company that is uniquely positioned to address clients’ needs with innovative and strategic capabilities.

The Acquisition was accounted for as a business combination under ASC 805, Business Combinations (“ASC 805”). The purchase price was allocated to the assets acquired and the liabilities assumed based on the estimated fair value at the date of the Acquisition. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill, none of which is deductible for tax purposes. Goodwill, assigned to Technology Solutions, Merchant Solutions and Issuer Solutions, consists primarily of the acquired workforce and growth opportunities, none of which qualify as an intangible asset.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The final purchase price allocation is as follows (in millions):

Cash acquired	$569.9
Current assets (1)	4,113.8
Property, equipment and software	561.1
Intangible assets	3,380.1
Goodwill	10,571.9
Other non-current assets	109.3
Current liabilities (2)	(4,524.8)
Long-term debt (3)	(2,304.7)
Deferred tax liability	(532.8)
Non-current liabilities	(68.3)

Total purchase price	$11,875.5

(1)	Includes $1,944.9 million of merchant float and $511.1 million of other restricted cash.
(2)	Includes $118.6 million of dividend payable to reflect the special dividend granted to the shareholders of Legacy Worldpay.
(3)	Includes $1,631.0 million of debt which was paid off subsequent to the completion of acquisition.

Intangible assets primarily consist of customer relationship assets, internal-use software and a trade name with weighted average estimated useful lives of 6.7 years, 6.5 years and 10 years, respectively.

For the years ended December 31, 2018 and 2017, the Company incurred transaction expenses of approximately $120.9 million and $36.7 million, respectively, in conjunction with the Acquisition. All transaction costs incurred for the years ended December 31, 2018 and 2017 are included in general and administrative expenses on the accompanying Consolidated Statements of Income.

Under the terms of the Legacy Worldpay transaction agreement, the Company replaced equity awards held by certain employees of Legacy Worldpay. The fair value of the replacement awards was approximately $82.4 million. The portion of the fair value of the replacement awards related to the services provided prior to the acquisition of approximately $44.2 million was part of the consideration transferred to acquire Legacy Worldpay. The remaining portion of the fair value is associated with future service and will be recognized as expense over the future service period.

With regard to revenue and earnings of Legacy Worldpay since the Acquisition date, the Company has made significant progress in integrating the acquired Legacy Worldpay operations and has undergone a business transformation which impacts the ability to provide separate reporting for Legacy Worldpay. As a result, the Company believes that disclosure related to amounts of revenues and earnings of Legacy Worldpay since the acquisition date is now impractical.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Unaudited Pro Forma Results Giving Effect to the Legacy Worldpay Acquisition

The following unaudited pro forma combined financial information presents the Company’s results of operations for the year ended December 31, 2018 and 2017, as if the Acquisition had occurred on January 1, 2017 (in millions, except share amounts).

	Year Ended December 31,
	2018 (Pro forma)	2017 (Pro forma)
Total revenue(1)	$3,989.2	$6,171.8
Net (loss) income attributable to Worldpay, Inc.	215.4	(192.6)
Net (loss) income per share attributable to Worldpay, Inc. Class A common stock:
Basic	$0.74	$(0.65)
Diluted	$0.73	$(0.65)
Shares used in computing net (loss) per share of Class A common stock:
Basic	292,992,892	295,693,062
Diluted	295,214,282	295,693,062

(1)

Revenue for the year ended December 31, 2017 presented in the tables above is prior to the Company’s adoption of ASC 606 and therefore network fees and other costs are presented separately and not netted within revenue.

The unaudited pro forma results include certain pro forma adjustments that were directly attributable to the Acquisition as follows:

•	additional amortization expense that would have been recognized relating to the acquired intangible assets; and

•	adjustment to interest expense to reflect the additional borrowings of the Company in conjunction with the acquisition and removal of Legacy Worldpay debt.

•

a reduction in expenses for the year ended December 31, 2018 and a corresponding increase in the year ended December 31, 2017 for acquisition-related transaction costs and debt refinancing costs incurred by the Company.

Acquisition of Paymetric Holdings, Inc.

On May 25, 2017, the Company completed the acquisition of Paymetric Holdings, Inc. (“Paymetric”) by acquiring 100% of the issued and outstanding shares. Paymetric automates business-to-business payment workflows within enterprise systems and tokenizes payments data within these systems in order to enable secure storage of customer information and history. This acquisition helps to further accelerate the Company’s growth.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The acquisition was accounted for as a business combination under ASC 805. The purchase price was allocated to the assets acquired and the liabilities assumed based on the estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill, of which approximately $7.8 million is deductible for tax purposes. Goodwill, assigned to Technology Solutions, consists primarily of the acquired workforce and growth opportunities, none of which qualify as an intangible asset. The final purchase price allocation is as follows (in millions):

Cash acquired	$11.9
Current assets	6.5
Property, equipment and software	92.1
Intangible assets	47.8
Goodwill	433.8
Other assets	0.1
Current liabilities	(18.3)
Deferred tax liability	(22.0)
Non-current liabilities	(8.5)

Total purchase price	$543.4

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Intangible assets primarily consist of customer relationship assets with a weighted average estimated useful life of 10 years.

The Company incurred transaction expenses of approximately $7.1 million during the year ended December 31, 2017 in conjunction with the acquisition of Paymetric, which are included in general and administrative expenses on the accompanying Consolidated Statements of Income. From the acquisition date of May 25, 2017 through December 31, 2017, revenue and net income included in the accompanying Consolidated Statements of Income for the year ended December 31, 2017 attributable to Paymetric is not material.

Under the terms of the Paymetric transaction agreement, the Company replaced employee stock options held by certain employees of Paymetric, which were based on options outstanding at the acquisition date. The fair value of the replacement awards was calculated on the acquisition date using the Black-Scholes option pricing model and was assigned to the pre-acquisition period based on the services provided prior to the acquisition and assigned to the post acquisition period based on the future service period.

The pro forma results of the Company reflecting the acquisition of Paymetric were not material to the Company’s financial results and therefore have not been presented.

4. PROPERTY, EQUIPMENT AND SOFTWARE

A summary of the Company’s property, equipment and software is as follows (in millions):

	Estimated Useful Life	December 31, 2018	December 31, 2017
Land	N/A	$6.4	$6.4
Building and improvements	15 - 40 years	37.6	34.4
Furniture and equipment	2 - 10 years	287.1	197.5
Software	3 - 8 years	1,114.4	557.5
Leasehold improvements	3 - 10 years	15.6	12.7
Work in progress		153.9	37.3
Accumulated depreciation		(540.9)	(372.1)

Property, equipment and software—net		$1,074.1	$473.7

Depreciation and amortization expense related to property, equipment and software for the years ended December 31, 2018, 2017 and 2016 was $273.1 million, $95.9 million and $70.5 million, respectively.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5. GOODWILL AND INTANGIBLE ASSETS

Changes in the carrying amount of goodwill, by business segment, are as follows (in millions):

	Technology Solutions	Merchant Solutions	Issuer Solutions	Total
Balance as of December 31, 2016	$—	$3,163.7	$574.9	$3,738.6
Goodwill attributable to prior period acquisition(1)	—	0.4	—	0.4
Goodwill attributable to Paymetric acquisition	—	434.0	—	434.0

Balance as of December 31, 2017	$—	$3,598.1	$574.9	$4,173.0

Re-allocation of Legacy Vantiv for reorganized reportable segments	2,697.0	(2,697.0)	—	—
Goodwill attributable to prior period acquisition(1)	(0.2)	—	—	(0.2)
Goodwill attributable to Legacy Worldpay acquisition	7,367.7	3,183.9	20.3	10,571.9
Effect of foreign currency translation	(505.4)	(150.7)	—	(656.1)
Other acquisitions	49.3	—	—	49.3

Balance as of December 31, 2018	$9,608.4	$3,934.3	$595.2	$14,137.9

(1)	Amount represents adjustments to goodwill associated with prior period acquisition as a result of the finalization of purchase accounting.

As discussed in Note 19—Segment Information, during the first quarter of 2018, the Company reorganized its reportable segments. In connection with this change, the Company reallocated goodwill to the new reporting units using a relative fair value approach.

Intangible assets consist of acquired customer relationships, trade name and customer portfolios and related assets. The useful lives of customer relationships are determined based on forecasted cash flows, which include estimates for customer attrition associated with the underlying portfolio of customers acquired. The customer relationships acquired in conjunction with acquisitions are amortized based on the pattern of cash flows expected to be realized taking into consideration expected revenues and customer attrition, which are based on historical data and the Company’s estimates of future performance. These estimates result in accelerated amortization on certain acquired intangible assets.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of December 31, 2018 and 2017, the Company’s finite lived intangible assets consisted of the following (in millions):

	December 31, 2018	December 31, 2017
Customer relationship intangible assets	$4,540.9	$1,712.7
Trade name	348.8	—
Customer portfolios and related assets	323.8	249.8
Patents	2.3	1.6

	5,215.8	1,964.1

Less accumulated amortization on:
Customer relationship intangible assets	1,865.5	1,156.4
Trade name	35.5	—
Customer portfolios and related assets	187.0	129.2

	2,088.0	1,285.6

Intangible assets, net	$3,127.8	$678.5

Customer portfolios and related assets acquired during the years ended December 31, 2018 and 2017 have weighted-average amortization periods of 4.5 years and 4.8 years, respectively. Amortization expense on intangible assets for the years ended December 31, 2018, 2017 and 2016 was $821.9 million, $222.6 million and $199.6 million, respectively.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The estimated amortization expense of intangible assets for the next five years is as follows (in millions):

2019	$745.9
2020	600.6
2021	498.2
2022	434.8
2023	272.4

6. CAPITAL LEASES

The Company has various lease agreements for equipment that are classified as capital leases. The cost and accumulated depreciation of equipment under capital leases included in the accompanying Consolidated Statements of Financial Position within property, equipment and software were $65.8 million and $30.4 million, respectively, as of December 31, 2018 and $35.7 million and $21.4 million, respectively, as of December 31, 2017. Depreciation expense associated with capital leases for the years ended December 31, 2018, 2017, and 2016 was $15.0 million, $9.6 million and $8.3 million, respectively.

The future minimum lease payments required under capital leases and the present value of net minimum lease payments as of December 31, 2018 are as follows (in millions):

Amount
2019	$24.5
2020	18.4
2021	12.8
2022	5.3

Total minimum lease payments	61.0
Less: Amount representing interest	(4.0)

Present value of minimum lease payments	57.0
Less: Current maturities of capital lease obligations	(22.7)

Long-term capital lease obligations	$34.3

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7. LONG-TERM DEBT

As of December 31, 2018 and 2017, the Company’s long-term debt consisted of the following (in millions):

	December 31, 2018	December 31, 2017
Term A loan, maturing in January 2023(1)	$3,271.1	$2,166.7
Term A loan, maturing in January 2023(2)	597.6	—
Term A loan, maturing in October 2021(3)	—	179.2
Term B loan, maturing in October 2023(4)	520.1	757.4
Term B loan, maturing in August 2024(5)	1,741.8	1,270.0
Senior Unsecured Dollar Notes, maturing in November 2025(6)	500.0	500.0
Senior Unsecured Sterling Notes, maturing in November 2025(7)	598.5	635.2
Senior Unsecured Euro Note, maturing in November 2022(8)	617.5	—
Leasehold mortgage, expiring on August 10, 2021(9)	10.0	10.1
Revolving credit facility, expiring in January 2023(10)	50.0	225.0
Less: Current portion of notes payable	(225.7)	(107.9)
Less: Original issue discount	(6.2)	(3.0)
Less: Debt issuance costs	$(52.6)	$(46.3)

Notes payable	$7,622.1	$5,586.4

(1)

Interest at a variable base rate (LIBOR) plus a spread rate (150 basis points) (total rate of 3.94% at December 31, 2018) and amortizing on a basis of 1.25% per quarter during each of the first twelve quarters (June 2018 through March 2021), 1.875% per quarter during the next four quarters (June 2021 through March 2022) and 2.50% per quarter during the next three quarters (June 2022 through December 2022) with a balloon payment due at maturity.

(2)

£469 million principal outstanding, translated to U.S. dollars at the spot rate of 1.2734 U.S. dollars per Pound Sterling at December 31, 2018. Interest at a variable base rate (GBP LIBOR) plus a spread rate (150 basis points) (total rate of 2.23% at December 31, 2018) and amortizing on a basis of 1.25% per quarter during each of the first twelve quarters (June 2018 through March 2021), 1.875% per quarter during the next four quarters (June 2021 through March 2022) and 2.50% per quarter during the next three quarters (June 2022 through December 2022) with a balloon payment due at maturity.

(3)	Outstanding principal balance paid down using the proceeds from the GBP Term Loan A financing as part of the June 22, 2018 amendment to the Existing Loan Agreement. See below for more details.
(4)

Interest payable at a variable base rate (LIBOR) plus a spread rate (175 basis points) (total rate of 4.19% at December 31, 2018) and amortizing on a basis of 0.25% per quarter, with a balloon payment due at maturity.

(5)

Interest payable at a variable base rate (LIBOR) plus a spread rate (175 basis points) (total rate of 4.19% at December 31, 2018) and amortizing on a basis of 0.25% per quarter, with a balloon payment due at maturity.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(6)	$500 million principal senior unsecured notes with interest payable semi-annually at a fixed rate of 4.375% and principal due upon maturity.
(7)

£470 million principal senior unsecured notes with interest payable semi-annually at a fixed rate of 3.875% and principal due upon maturity. The spot rate of 1.2734 U.S. dollars per Pound Sterling at December 31, 2018 was used to translate the Note to U.S. dollars.

(8)

€500 million principal senior unsecured note with interest payable semi-annually at a fixed rate of 3.75% and principal due upon maturity. The spot rate of 1.1432 U.S. dollars per Euro at December 31, 2018 was used to translate the Note to U.S. dollars. Includes remaining unamortized fair value premium of $45.9 million at December 31, 2018.

(9)	Interest payable monthly at a fixed rate of 6.22%.
(10)	Available revolving credit facility of $1.25 billion borrowing interest at a variable base rate (total rate of 6.0% at December 31, 2018.)

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2018 Debt Activity

The closing of the Legacy Worldpay acquisition on January 16, 2018 resulted in the effectiveness of several debt amendments to the Company’s Loan Agreement entered into prior to the closing. The resulting incremental funding and availability was as follows:

•	$1,605 million of additional Term A loans maturing in January 2023

•	$535 million of additional Term B loans maturing in August 2024

•	$600 million of additional revolving credit commitments, resulting in total available revolving credit of $1,250 million

•	$594.5 million backstop (expired on June 15, 2018)

As a result of the closing of the Legacy Worldpay acquisition, the Company expensed approximately $56.6 million primarily consisting of the write-offs of unamortized deferred financing fees and original issue discount (“OID”) and fees related to previously committed unused backstop facilities associated with the component of the debt activity accounted for as a debt extinguishment and certain third party costs incurred in connection with the debt activity. Amounts expensed in connection with the refinancing are recorded as a component of non-operating expenses in the accompanying Consolidated Statements of Income for the year ended December 31, 2018.

On June 22, 2018, the Company amended the Existing Loan Agreement by modifying certain terms of its Term A-5 Loans (January 2023 maturity date), the Term B-3 (October 2023 maturity date) and B-4 Loans (August 2024 maturity date) and Revolving Loans (January 2023 maturity date). The amendment reduced the Company’s interest rate spread on the Term B-3 and B-4 Loans by 25 basis points and changed the pricing for the Term A-5 Loans and Revolving Loans, the immediate effect of which was to lower the interest rate spread on the Term A-5 Loans and Revolving Loans by 25 basis points.

Although the Company’s total borrowings did not change as a result of the refinancing, the amendment established a new class of Term A-6 Loans of approximately £488 million as a mirror tranche to the Term A-5 Loans under the same terms and pricing. The proceeds of the Term A-6 Loans were used to refinance and replace the existing Term A-3 Loans and certain Term A-5 Loans. In addition, commitments under the Company’s Term A-5 Loans increased by $100 million and the proceeds were used to reduce the existing Term B-3 Loans and Term B-4 Loans, each by $50 million.

As a result of the repricing, the Company expensed approximately $11.4 million primarily consisting of the write-offs of unamortized deferred financing fees and OID, and certain third party costs incurred in connection with the repricing. Amounts expensed in connection with the repricing are recorded as a component of non-operating expenses in the accompanying Consolidated Statements of Income for the year ended December 31, 2018.

Additionally, as a result of new debt being issued in connection with the Company’s acquisition of Legacy Worldpay in January 2018, and the amendment to reprice the Existing Loan Agreement in June 2018, the Company capitalized approximately $23.7 million of deferred financing costs for the year ended December 31, 2018.

In July 2018, the Company received the required consent from the Euro Note holders to relieve reporting requirements associated with those notes, which resulted in a payment of approximately $2.9 million, which is recorded as a component of non-operating expense in the accompanying Consolidated Statements of Income for the year ended December 31, 2018.

On January 15, 2019, the Company paid down the outstanding balance on its Term B-3 Loan in the amount of $520.1 million.

2017 Debt Activity

On August 7, 2017, the Company funded the Fifth Third share purchase by amending the Second Amended Loan Agreement to permit Worldpay Holding to obtain approximately $1.27 billion of additional seven-year term B loans. As a result of this borrowing, the Company capitalized approximately $23.1 million of deferred financing fees during the year ended December 31, 2017.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In connection with the Legacy Worldpay acquisition on December 7, 2017, the Company priced an offering of $500 million aggregate principal amount of 4.375% senior unsecured notes due 2025 and £470 million aggregate principal amount of 3.875% senior unsecured notes due 2025, listed in the table above. The spot rate of 1.3515 U.S. dollars per Pound Sterling at December 31, 2017 was used to translate the Senior Unsecured Sterling Notes to U.S. dollars. The proceeds received in the connection with the senior unsecured notes offering were held in escrow and restricted as of December 31, 2017 pending the consummation of the acquisition.

Guarantees and Security

The Company’s debt obligations at December 31, 2018 are unconditional and, with the exception of the Euro Note, are guaranteed by Worldpay Holding and certain of Worldpay Holding’s existing and subsequently acquired or organized domestic subsidiaries. The refinanced debt and related guarantees are secured on a first-priority basis (subject to liens permitted under the Third Amended and Restated Loan Agreement) by a lien on substantially all the tangible and intangible assets of the Company and the aforementioned subsidiaries, including substantially all the capital stock (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries) and personal property of Worldpay Holding and any obligors under the Third Amended and Restated Loan Agreement as well as any real property in excess of $25 million in the aggregate held by Worldpay Holding or any obligors (other than Worldpay Holding), subject to certain exceptions. The Euro Note is guaranteed by Worldpay Group Limited. Additionally, the Euro Note is also guaranteed by Worldpay LLC as a result of the successful bond consent in July 2018.

Covenants

There are certain financial and non-financial covenants contained in the Company’s Loan Agreement for the refinanced debt, which are tested on a quarterly basis. The financial covenants require maintenance of certain leverage and interest coverage ratios. At December 31, 2018, the Company was in compliance with these financial covenants.

8. TAX RECEIVABLE AGREEMENTS

As of December 31, 2018, the Company is party to two TRAs in which the Company agrees to make payments to various parties of 85% of the federal, state, local and foreign income tax benefits realized by the Company as a result of certain tax deductions. Unless amended as discussed below, payments under the TRAs will be based on the cash savings realized by the Company by comparing the actual income tax liability of the Company to the amount of such taxes the Company would have been required to pay had there been no deductions related to the tax attributes. Under the agreement between the Company and Fifth Third dated August 7, 2017, in certain specified circumstances, the Company may be required to make payments in excess of such cash savings.

Obligations recorded pursuant to the TRAs are based on estimates of future deductions and future tax rates. On an annual basis, the Company evaluates the assumptions underlying the TRA obligations.

On December 22, 2017 the President of the United States signed into law Tax Reform, which amends the Internal Revenue Code to reduce tax rates and modify policies, credits and deductions for businesses. The changes to the federal tax rate and other modifications of the tax code have a material impact on TRA benefits related to the 2018 and future tax years. As a result of Tax Reform, the Company reduced its TRA liability to reflect the impact of the lower rate for tax years beginning after December 31, 2017 by $418.9 million.

In connection with the acquisition of Mercury in 2014, the Company entered into the Mercury TRA and recorded a liability of $192.5 million for the Mercury TRA and non-operating expenses of $8.1 million, $13.9 million and $19.5 million related to the change in fair value of the Mercury TRA during the years ended December 31, 2018, 2017 and 2016, respectively.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

From time to time, the Company enters into repurchase addendums providing for the early settlement of certain obligations either through direct purchase or the granting of call and put options. The following table presents the Company’s TRA settlements and the impact of these settlements on the Company’s Consolidated Statements of Financial Position (in millions):

TRA	Settlement Date	Cash Buyout Payment	Balance Sheet Obligation Prior to Settlement	Deferred Taxes and Other	Net Gain Recorded in Equity
Fifth Third 2018 call/put options	2018	$(107.4)	$145.9	$9.5	$29.0
Mercury	June 2018	(38.0)	38.0	—	—
Fifth Third 2017 call/put options	2017	(63.4)	157.6	34.4	59.8
Mercury	June 2017	(38.1)	38.1	—	—
Fifth Third	July 2016	(116.3)	330.7	84.1	130.3
Mercury	June 2016	(41.4)	41.4	—	—

The Company was granted call options (collectively, the “Fifth Third Call Options”) pursuant to which certain additional obligations of the Company under the Fifth Third TRA would be terminated and settled in consideration for cash payments. The Company has exercised all available options and has no outstanding Fifth Third Call Options remaining as of December 31, 2018.

During 2015, the Company entered into the Mercury TRA Addendum with each of the pre-acquisition owners of Mercury (“Mercury TRA Holders”). The Company has exercised all previous eligible options. The Company has one remaining option that can be exercised beginning December 1st 2018, and ending June 30th 2019, pursuant to which certain additional obligations of the Company under the Mercury TRA would be terminated in consideration for a cash payment of $43.0 million. In the unlikely event the Company does not exercise the relevant Mercury Call Option, the Mercury TRA Holders are granted put options to terminate these obligations in consideration for cash payments with similar amounts to the Mercury Call Options.

The Company’s President, Integrated Payments, is a Mercury TRA Holder. Pursuant to the payments under the Mercury TRA Addendum, this individual is entitled to receive as much as $2.8 million.

Except to the extent the Company’s obligations under the Mercury TRA and the Fifth Third TRA have been terminated and settled in full in accordance with the terms of the Mercury TRA and Fifth Third TRA Addendums, the Mercury TRA and the Fifth Third TRA will remain in effect, and the parties thereto will continue to have all rights and obligations thereunder.

All TRA obligations are recorded based on the full and undiscounted amount of the expected future payments, except for the Mercury TRA which represents contingent consideration relating to an acquired business, and is recorded at fair value for financial reporting purposes (see Note 15—Fair Value Measurements). The following tables reflect TRA activity and balances for the years ended December 31, 2018, 2017 and 2016 (in millions):

	Balance as of December 31, 2015	2016 TRA Payment	2016 TRA Settlements	2016 Secondary Offering	Change in Value	Balance as of December 31, 2016
TRA with Fifth Third Bank	$833.1	$(31.2)	$(330.7)	$171.2	$—	$642.4
Mercury TRA	191.2	(22.3)	(41.4)	—	19.5	147.0

Total	$1,024.3	$(53.5)	$(372.1)	$171.2	$19.5	$789.4

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Balance as of December 31, 2016	2017 TRA Payment	2017 TRA Settlements	2017 Fifth Third Share Purchase	Change in Value (1)	Balance as of December 31, 2017
TRA with Fifth Third Bank	$642.4	$(33.4)	$(157.6)	$647.5	$(418.9)	$680.0
Mercury TRA	147.0	(22.3)	(38.1)	—	13.9	100.5

Total	$789.4	$(55.7)	$(195.7)	$647.5	$(405.0)	$780.5

(1)	Change in TRA with Fifth Third bank is due to Tax Reform.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Balance as of December 31, 2017	2018 TRA Payment	2018 TRA Settlements	2018 Fifth Third Share Purchase	Change in Value	Balance as of December 31, 2018
TRA with Fifth Third Bank	$680.0	$(44.3)	$(145.9)	$120.9	$—	$610.7
Mercury TRA	100.5	(17.4)	(38.0)	—	8.1	53.2

Total	$780.5	$(61.7)	$(183.9)	$120.9	$8.1	$663.9

As a result of a Fifth Third share repurchase, secondary offerings and exchange of units of Worldpay Holding by Fifth Third Bank discussed in Note 10—Capital Stock and Controlling and Non-controlling Interests, the Company recorded the following (in millions):

Share Repurchase and Secondary Offerings by Year	TRA Liability	Deferred Tax Asset	Net Equity
2018	$120.9	$87.0	$33.9
2017	647.5	627.8	19.7
2016	171.2	175.3	(4.1)

The timing and/or amount of aggregate payments due under the TRAs outside of the call/put structures may vary based on a number of factors, including the amount and timing of the taxable income the Company generates in the future and the tax rate then applicable, the use of loss carryovers and amortizable basis. Payments under the TRAs, if necessary, are required to be made no later than January 5 th of the second year immediately following the taxable year in which the obligation occurred. The contractually obligated payments under the TRA obligations paid in January 2016, 2017 and 2018 are in the tables above. The Company made a payment under the TRA obligations of approximately $31.7 million in January 2019. The January 2019 payment is recorded as current portion of tax receivable agreement obligations on the accompanying Consolidated Statements of Financial Position. Unless settled under the terms of the repurchase addenda, the term of the TRAs will continue until all the underlying tax benefits have been utilized or expired.

9. DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives

The Company enters into derivative financial instruments to manage differences in the amount, timing and duration of its known or expected cash payments related to its variable-rate debt. As of December 31, 2018 and 2017, the Company’s interest rate derivative instruments for this purpose consist of interest rate swaps and interest rate cap agreements. The interest rate swaps hedge the variable rate debt by effectively converting floating-rate payments to fixed-rate payments. The interest rate cap agreements cap a portion of the Company’s variable rate debt if interest rates rise above the strike rate on the contract.

In May 2018, the Company entered into additional interest rate cap and swap agreements and the Company paid an upfront premium of approximately $8.1 million for the interest rate caps. As of December 31, 2018, the Company’s interest rate cap agreements had a fair value of $24.3 million, classified within other current and non-current assets on the Company’s Consolidated Statements of Financial Position. The interest rate swaps and caps (collectively “interest rate contracts”) are designated as cash flow hedges for accounting purposes.

Additionally, during 2017, the Company entered into a deal contingent foreign currency forward contract. The foreign currency forward served as an economic hedge of the pound sterling denominated portion of the purchase price relating to the Legacy Worldpay acquisition. The foreign currency forward was not designated as a hedge for accounting purposes and, as discussed below, was settled in connection with the closing of the Legacy Worldpay acquisition.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Accounting for Derivative Instruments

The Company recognizes derivatives in other current and non-current assets or liabilities in the accompanying Consolidated Statements of Financial Position at their fair values. Refer to Note 15—Fair Value Measurements for a detailed discussion of the fair value of its derivatives. The Company designates its interest rate contracts as cash flow hedges of forecasted interest rate payments related to its variable-rate debt.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company formally documents all relationships between hedging instruments and underlying hedged transactions, as well as its risk management objective and strategy for undertaking hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions. A formal assessment of hedge effectiveness is performed both at inception of the hedge and on an ongoing basis to determine whether the hedge is highly effective in offsetting changes in cash flows of the underlying hedged item. Hedge effectiveness is assessed using a regression analysis. If it is determined that a derivative ceases to be highly effective during the term of the hedge, the Company will discontinue hedge accounting for such derivative.

The Company’s interest rate contracts qualify for hedge accounting under ASC 815, Derivatives and Hedging. Therefore, the effective portion of changes in fair value were recorded in AOCI and will be reclassified into earnings in the same period during which the hedged transactions affect earnings.

Cash Flow Hedges of Interest Rate Risk

The following table presents the Company’s interest rate swaps and caps designated as cash flow hedges entered into to manage fluctuations in interest rates (in millions):

Derivative	Notional Value	Exposure Periods	Strike Rate
Interest rate swap	$500	January 2018 to January 2019
Interest rate swap	600	June 2018 to January 2021
Interest rate swap	500	June 2019 to June 2021

Total	$1,600
Interest rate cap	$1,000	January 2017 to January 2020	0.75%
Interest rate cap	600	June 2018 to June 2021	2.25%

Total	$1,600

The Company does not offset derivative positions in the accompanying Consolidated Financial Statements. The table below presents the fair value of the Company’s derivative financial instruments designated as cash flow hedges included within the accompanying Consolidated Statements of Financial Position (in millions):

	Consolidated Statement of Financial Position Location	December 31, 2018	December 31, 2017
Interest rate contracts	Other current assets	$19.3	$9.7
Interest rate contracts	Other long-term assets	5.3	14.7
Interest rate contracts	Other current liabilities	1.8	4.2
Interest rate contracts	Other long-term liabilities	8.2	0.2

Any ineffectiveness associated with such derivative instruments will be recorded immediately as interest expense in the accompanying Consolidated Statements of Income. As of December 31, 2018, the Company estimates that $5.7 million will be reclassified from accumulated other comprehensive income as a decrease to interest expense during the next 12 months.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The table below presents the pre-tax effect of the Company’s interest rate contracts on the accompanying Consolidated Statements of Comprehensive (Loss) Income for the years ended December 31, 2018, 2017 and 2016 (in millions):

	Year Ended December 31,
	2018	2017	2016
Derivatives in cash flow hedging relationships:
Amount of loss (gain) recognized in OCI (effective portion)(1)	$(5.5)	$6.7	$(6.9)
Amount of gain (loss) reclassified from OCI into earnings (effective portion)	1.1	(9.4)	(12.7)
Amount of gain (loss) recognized in earnings(2)	0.6	(0.6)	—

(1)	“OCI” represents other comprehensive income.
(2)	Amount represents hedge ineffectiveness.

Credit Risk Related Contingent Features

As of December 31, 2018, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $10.3 million.

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, then the Company could also be declared in default on its derivative obligations. As of December 31, 2018, the Company had not posted any collateral related to these agreements. If the Company had breached any of these provisions at December 31, 2018, it could have been required to settle its obligations under the agreements at their termination value of $10.3 million.

Deal Contingent Forward

On August 9, 2017, the Company entered into a £1.150 billion notional deal contingent forward to economically hedge a portion of the purchase price relating to the Legacy Worldpay acquisition. The deal contingent forward settled upon the closing of the Legacy Worldpay acquisition in January 2018 and the Company recognized a related realized gain of approximately $69.0 million, of which approximately $35.9 million of the gain relates to the year ended December 31, 2018, which is recorded in non-operating expense.

Net Investment Hedges

To help protect the net investment in foreign operations from adverse changes in foreign currency exchange rates, the Company uses non-derivative financial instruments, such as its foreign currency-denominated debt, as economic hedges of its net investments in its Euro and GBP denominated subsidiaries (See Note 7—Long Term Debt for more discussion on the Company’s foreign currency-denominated debt). The Company designated a portion of its Euro denominated debt and 100% of its GBP denominated debt as net investment hedges.

The effective portions of the net investment hedges are recorded in other comprehensive income (loss). During the year ended December 31, 2018, the Company recognized in other comprehensive income pre-tax gains of $71.7 million relating to these net investment hedges. No ineffectiveness was recorded to earnings on the net investment hedges for year ended December 31, 2018.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10. CAPITAL STOCK AND CONTROLLING AND NON-CONTROLLING INTERESTS

Common Stock

Under the Company’s amended and restated certificate of incorporation, the Company is authorized to issue 890,000,000 shares of Class A common stock with a par value of $0.00001 per share and 100,000,000 shares of Class B common stock with no par value per share. The Class A and Class B common stock each provide holders with one vote on all matters submitted to a vote of stockholders. Fifth Third is the holder of the Class B common stock and does not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to the holders of Class A common stock. Fifth Third holds one share of Class B common stock for each Worldpay Holding Class B unit held. Fifth Third’s Class B units of Worldpay Holding may be exchanged for shares of Class A common stock on a one-for-one basis or, at the Company’s option, for cash equal to the fair value of the shares tendered for exchange. Upon exchange of Fifth Third’s Class B units of Worldpay Holding, an equal number of shares of Class B common stock automatically will be cancelled. The Class A common stock and Class B common stock vote together as a single class.

As of December 31, 2018, 300,454,590 shares of Class A common stock and 10,252,826 shares of Class B common stock were issued and outstanding.

Secondary Offering

In June 2018, Fifth Third exchanged 5 million Class B units in Worldpay Holding for 5 million shares of the Company’s Class A common stock and subsequently sold those 5 million shares of Worldpay, Inc. Class A common stock pursuant to Rule 144 promulgated under the Securities Act of 1933 as amended. The Company did not receive any proceeds from the sale.

Warrant Exercise

On November 28, 2016, Fifth Third net exercised the remaining warrant it held to purchase approximately 5.6 million Class C Units of Worldpay Holding. The value of the warrant exercised in the amount of $25 million was reclassified out of non-controlling interests to additional paid-in capital on the accompanying Consolidated Statements of Financial Position.

Share Repurchases

From time to time the Company repurchases shares of its Class A common stock under share authorization programs approved by its board of directors. During 2018 and 2016, the Company repurchased approximately 1.8 million and 1.4 million shares of its Class A common stock. There were no shares repurchased during 2017. As of December 31, 2018, 2017 and 2016, the Company had $93 million, $243 million and $243 million, respectively, available for repurchase under these programs.

In addition to the board approved share repurchase program, on August 7, 2017, the Company entered into a transaction agreement with Fifth Third pursuant to which Fifth Third agreed to exercise its right to exchange 19,790,000 Class B Units in Worldpay Holding, LLC for 19,790,000 of the Company’s Class A common stock and immediately thereafter, the Company purchased those newly issued shares of Class A common stock directly from Fifth Third Bank at a price of $64.04 per share, the closing share price of the Company’s Class A common stock on the New York Stock Exchange on August 4, 2017. The Company’s board of directors approved the purchased shares, which were cancelled and are no longer outstanding. Additionally, in November 2016, in connection with Fifth Third’s net exercise of the remaining warrant, the Company repurchased approximately 850,000 shares of its Class A common stock from Fifth Third for approximately $50.8 million, which was approved by a special committee of the Company’s board of directors comprised of independent, disinterested directors.

Purchases under the programs may be made from time to time in the open market, in privately negotiated transactions, or otherwise. The manner, timing and amount of any purchases will be determined by management based on an evaluation of market conditions, stock price and other factors. The Company’s share repurchase program does not obligate it to acquire any specific number or amount of shares, there is no guarantee as to the exact number or amount of shares that may be repurchased, if any, and the Company may discontinue purchases at any time that it determines additional purchases are not warranted.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Preferred Stock

Under the Company’s amended and restated certificate of incorporation, the Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.00001 per share. As of December 31, 2018, there was no preferred stock outstanding.

Dividend Restrictions

The Company does not intend to pay cash dividends on its Class A common stock in the foreseeable future. Worldpay, Inc. is a holding company that does not conduct any business operations of its own. As a result, Worldpay, Inc.’s ability to pay cash dividends on its common stock, if any, is dependent upon cash dividends and distributions and other transfers from Worldpay Holding. The amounts available to Worldpay, Inc. to pay cash dividends are subject to the covenants and distribution restrictions in its subsidiaries’ loan agreements. As a result of the restrictions on distributions from Worldpay Holding and its subsidiaries, essentially all of the Company’s consolidated net assets are held at the subsidiary level and are restricted as of December 31, 2018.

Controlling and Non-controlling Interests

The Company accounts for non-controlling interests in accordance with ASC 810, Consolidation. Worldpay, Inc. owns a controlling interest in Worldpay Holding, and therefore consolidates the financial results of Worldpay Holding and its subsidiaries and records non-controlling interest for the economic interests in Worldpay Holding held by Fifth Third, which primarily represents Fifth Third’s minority share of net income or loss of equity in Worldpay Holding. The Exchange Agreement entered into prior to the IPO provides for a 1 to 1 ratio between the units of Worldpay Holding and the common stock of Worldpay, Inc. Net income attributable to non-controlling interests does not include expenses incurred directly by Worldpay, Inc., including income tax expense attributable to Worldpay, Inc. Non-controlling interests are presented as a component of equity in the accompanying Consolidated Statements of Financial Position.

The Company also records non-controlling interest relating to its 51% ownership in a joint venture.

As of December 31, 2018, Worldpay, Inc. and Fifth Third owned interests in Worldpay Holding of 96.70% and 3.30%, respectively. Changes in units and related ownership interest in Worldpay Holding are summarized as follows:

	Worldpay, Inc.	Fifth Third	Total
As of December 31, 2016	161,134,831	35,042,826	196,177,657
% of ownership	82.14%	17.86%
Fifth Third exchange of Worldpay Holding units for shares of Class A common stock	19,790,000	(19,790,000)	—
Purchase and cancellation of Class A common stock	(19,790,000)	—	(19,790,000)
Equity plan activity(1)	1,461,150	—	1,461,150

As of December 31, 2017	162,595,981	15,252,826	177,848,807

% of ownership	91.42%	8.58%
Shares issued for acquisition	133,567,146	—	133,567,146
Fifth Third exchange of Worldpay Holding units for shares of Class A common stock	5,000,000	(5,000,000)	—
Share repurchases	(1,791,967)	—	(1,791,967)
Equity plan activity(1)	1,083,430	—	1,083,430

As of December 31, 2018	300,454,590	10,252,826	310,707,416

% of ownership	96.70%	3.30%

(1)

Includes stock issued under the equity plans less Class A common stock withheld to satisfy employee tax withholding obligations upon vesting or exercise of employee equity awards and forfeitures of restricted Class A common stock awards.

The Company issued 134.4 million shares of Class A common stock and acquired approximately 833,000 treasury shares held in a trust for reissuance, in connection with its acquisition of 100% of the issued and outstanding shares of Legacy Worldpay on January 16, 2018.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As a result of the changes in ownership interests in Worldpay Holding, periodic adjustments are made in order to reflect the portion of net assets of Worldpay Holding attributable to non-controlling unit holders based on changes in the proportionate ownership interests in Worldpay Holding during those periods.

The table below provides a reconciliation of net income attributable to non-controlling interests based on relative ownership interests as discussed above (in millions):

	Year Ended December 31,
	2018	2017	2016
Net income	$19.6	$182.7	$280.9
Items not allocable to non-controlling interests:
Worldpay, Inc. expenses(1)	64.7	215.8	81.0

Worldpay Holding net income	$84.3	$398.5	$361.9

Net income attributable to non-controlling interests of Fifth Third(2)	$4.2	$49.9	$65.8
Net income attributable to joint venture non-controlling interest(3)	2.6	2.7	1.9

Total net income attributable to non-controlling interests	$6.8	$52.6	$67.7

(1)	Primarily represents income tax expense, acquisition related expenses and TRA revaluation adjustments related to Worldpay, Inc.
(2)

Net income attributable to non-controlling interests of Fifth Third reflects the allocation of Worldpay Holding’s net income based on the proportionate ownership interests in Worldpay Holding held by the non-controlling unit holders. The net income attributable to non-controlling unit holders reflects the changes in ownership interests summarized in the table above.

(3)	Reflects net income attributable to the non-controlling interest of the joint venture.

11. COMMITMENTS, CONTINGENCIES AND GUARANTEES

Leases

The Company leases office space under non-cancelable operating leases that expire between February 2019 and December 2045. Future minimum commitments under these leases are as follows (in millions):

Year Ended December 31,
2019	$27.8
2020	23.2
2021	21.7
2022	19.0
2023	15.6
Thereafter	71.2

Total	$178.5

Rent expense for the years ended December 31, 2018, 2017 and 2016 was approximately $33.2 million, $9.3 million and $9.4 million, respectively.

Legal Reserve

From time to time, the Company is involved in various litigation matters arising in the ordinary course of its business. While it is impossible to ascertain the ultimate resolution or range of financial liability with respect to these contingent matters, management believes none of these matters, either individually or in the aggregate, would have a material effect upon the Company’s Consolidated Financial Statements, except as described below.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During 2017, the Company incurred a charge of $41.5 million by entering into a settlement agreement to settle class action litigation regarding certain legacy business practices of Mercury, acquired by the Company on June 13, 2014. While the settlement agreement contained no admission of wrongdoing and the Company believes it had meritorious defenses to the claims, the Company agreed to the structure of the settlement, in order to save costs and avoid the risks of on-going litigation.

12. EMPLOYEE BENEFIT PLANS

The Company offers a defined contribution benefit plan for U.S. employees and a defined contribution pension plan for international employees. The plan provides for elective, pre-tax or after tax participant contributions and Company matching contributions. Expenses associated with the defined contribution savings plan for the years ended December 31, 2018, 2017 and 2016 were $41.5 million, $10.8 million and $10.1 million, respectively.

13. SHARE-BASED COMPENSATION PLANS

The company accounts for share-based compensation plans in accordance with ASC 718, Compensation-Stock Compensation , which requires compensation expense for the grant-date fair value of share-based payments to be recognized over the requisite service period.

2012 Equity Incentive Plan

The 2012 Equity Incentive Plan was adopted by the Company’s board of directors in March 2012. The 2012 Equity Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards. The maximum number of shares of Class A common stock available for issuance pursuant to the 2012 Equity Incentive Plan is 35.5 million shares. In 2017, the Compensation Committee of the Company’s Board of Directors approved a resolution that new grants of stock options, restricted shares and restricted stock units shall vest or become exercisable in three equal annual installments beginning on the first anniversary of the grant date.

Restricted Stock Awards

The Company granted restricted stock awards to certain employees which vest based on the recipient’s continued employment or service to the Company (“Time Awards”).

The Company also granted restricted stock awards to certain employees subject to the achievement of certain financial performance measures (“Performance Awards”). These Performance Awards typically vest on the third anniversary of the grant date. Participants have the right to earn 0% to 200% of the target number of shares of the Company’s Class A common stock, determined by the level of achievement of the financial performance measures during the performance period.

The grant date fair value of the restricted stock awards was based on the quoted fair market value of our common stock on the grant date. The weighted-average grant date fair value of restricted stock awards granted during the years ended 2017 and 2016 was $63.86 and $50.08, respectively. The total fair value of restricted stock awards vested was $37.9 million, $8.3 million and $1.2 million in 2018, 2017 and 2016, respectively.

The following table presents the number and weighted-average grant date fair value of the restricted stock awards for the year ended December 31, 2018:

	Restricted Class A Common Stock - Time Awards	Weighted Average Grant Date Fair Value	Restricted Class A Common Stock - Performance Awards	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2017	236,078	$54.72	736,119	$50.25
Granted	—	—	—	—
Vested	(204,014)	54.90	(255,636)	37.59
Forfeited	(3,394)	51.83	(4,352)	64.34

Non-vested at December 31, 2018	28,670	$53.74	476,131	$56.92

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During the year ended December 31, 2017, under the terms of the Paymetric transaction agreement, the Company replaced employee stock options held by certain employees of Paymetric with restricted stock awards. The number of replacement awards was based on options outstanding at the acquisition date. The weighted average fair value was calculated on the acquisition date using the Black-Scholes option pricing model. The $2.1 million of fair value associated with future service was recognized as expense over a one year period.

Restricted Stock Units

The Company issues restricted stock units to directors and certain employees which typically vest on the first anniversary of the grant date (for directors) and in equal annual increments over three years beginning on the first anniversary of the date of grant (for employees). The grant date fair value of the restricted stock units is based on the quoted fair market value of our common stock at the award date. The weighted-average grant date fair value of restricted stock units granted during the years ended 2018, 2017 and 2016 was $79.74, $64.16 and $51.75, respectively. The total fair value of restricted stock units vested was $64.0 million, $18.8 million and $18.3 million in 2018, 2017 and 2016, respectively.

Additionally, associated with the acquisition of Paymetric in May 2017, the Company issued restricted stock units to certain employees subject to the achievement of certain financial and non-financial performance measures through 2020. See Note 3—Business Combinations for additional information.

During 2018, under the terms of the Legacy Worldpay transaction agreement, the Company converted Legacy Worldpay stock awards held by certain employees of Legacy Worldpay to restricted share units. The number of restricted share units outstanding as of December 31, 2018 is included in the table below.

The following table presents the number and weighted-average grant date fair value of the restricted stock units for the year ended December 31, 2018:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2017	909,294	$50.35
Granted	1,349,046	79.74
Vested	(725,619)	65.44
Forfeited	(140,759)	67.11

Non-vested at December 31, 2018	1,391,962	$69.27

Stock Options

The Company grants stock options to certain key employees. All stock options are non-qualified stock options and expire on the tenth anniversary of the grant date.

The following table summarizes stock option activity for the year ended December 31, 2018:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Outstanding options at December 31, 2017	2,423,609	$43.28	7.41	$73.4
Granted	887,401	82.07
Exercised	(405,764)	37.77		19.0
Forfeited	(165,829)	69.72

Outstanding options at December 31, 2018	2,739,417	$55.06	7.25	$58.5

Options exercisable at December 31, 2018	1,168,086	$37.05	5.81	$46.0

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

For the years ended December 31, 2018, 2017, and 2016 the total aggregate intrinsic value of options exercised was $19.0 million, $12.5 million, and $18.4 million, respectively. The weighted-average grant date fair value was estimated by the Company using the Black-Scholes option pricing model with the assumptions below:

	2018	2017	2016
Number of options granted	887,401	604,008	695,666
Weighted average exercise price	$82.07	$64.34	$50.01 - $52.04
Expected option life at grant (in years)	6	6.25	6.25
Expected volatility	23.00%	23.91%	24.77%
Expected dividend yield	— %	— %	— %
Risk-free interest rate	2.71%	2.02%	1.41% -1.45%
Fair value	$23.67	$18.34	$13.92 - $14.43

The expected option life represents the period of time the stock options are expected to be outstanding and is based on the “simplified method” allowed under SEC guidance. The Company used the “simplified method” due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Prior to the 2018 grant, since the Company’s publicly traded stock history was relatively short, expected volatility is based on the Company’s historical volatility and the historical volatility of a group of peer companies. The Company does not intend to pay cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of the grant.

Performance Share Units

The Company issues performance share units to certain employees subject to the achievement of certain financial performance measures. These performance share units vest on the third anniversary of the grant date. Participants have the right to earn 0% to 300% of the target number of shares of the Company’s Class A common stock, determined by the level of achievement of the financial performance measures during the three year performance period. In 2015 the Company also issued performance share units to certain employees subject to the achievement of certain financial and non-financial performance measures through 2018.

The grant date fair value of the performance share units is based on the quoted fair market value of our common stock on the grant date. For the years ended December 31, 2018, 2017 and 2016, the weighted-average grant date fair value of performance share units granted was $81.71, $63.34, and $50.04, respectively, and the total fair value of performance share units vested was $10.8 million, $19.9 million, and $17.1 million, respectively.

During 2018, under the terms of the Legacy Worldpay transaction agreement, the Company converted Legacy Worldpay’s performance awards held by certain employees of Legacy Worldpay to performance share units. The converted performance share units are subject to the same achievement of financial performance measures as the Company’s performance share units, except the awards are capped at a maximum of 100% of the target number of units. The number of converted share units outstanding as of December 31, 2018 is included in the table below.

The following table presents the number and weighted-average grant date fair value of the performance share units for the year ended December 31, 2018:

	Performance Share Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2017	327,912	$54.21
Granted	1,231,508	81.71
Incremental shares upon completion of performance goals	69,035	37.10
Vested	(138,070)	37.10
Forfeited	(123,594)	77.40

Non-vested at December 31, 2018	1,366,791	$77.76

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The share-based compensation expense related to the performance share units (“PSUs”) is estimated based on target performance and is adjusted as appropriate throughout the performance period based on the shares expected to be earned at that time. The non-vested PSUs presented in the table above are presented at target or 100%. On February 15, 2019, the Compensation Committee of the Company’s Board of Directors certified the achievement of the performance goals for the 2016 PSUs, which had a performance period of January 1, 2016 to December 31, 2018, at the maximum 200% of the target number of shares (57,131 shares incremental to those included in the table above for the 2016 PSUs).

Employee Share Purchase Plans

The Company offers employee stock purchase plans, which allow employees to purchase shares of common stock at a discount through payroll contributions. The expense related to these plans is included in total share-based compensation expense disclosed below.

For the years ended December 31, 2018, 2017 and 2016, total share-based compensation expense was $124.8 million, $47.9 million and $35.9 million, respectively. Related tax benefits recorded in the accompanying Consolidated Statements of Income totaled $28.0 million in 2018, $15.6 million in 2017 and $10.9 million in 2016. At December 31, 2018, there was approximately $172.2 million of unrecognized share-based compensation expense, which is expected to be recognized over a remaining weighted-average period of approximately 2.5 years.

14. INCOME TAXES

In accordance with ASC Topic 740, Income Taxes, (“ASC 740”) income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

On December 22, 2017, the President of the United States signed into law Tax Reform, which amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Act reduced the corporate federal tax rate from a maximum of 35% to a flat 21% rate. The rate reduction took effect on January 1, 2018. As a result of the reduction in tax rates, the Company recorded a reduction in the value of its deferred tax assets of approximately $363.6 million in 2017. The Company has completed its analysis of the impact of Tax Reform during the fourth quarter of 2018 and has increased its provision for income taxes for the year ended December 31, 2018 by an immaterial amount related to certain deferred tax assets or liabilities for which the Company has adjusted provisional amounts recorded in the prior year.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following is a summary of applicable income taxes (in millions):

	Year Ended December 31,
	2018	2017	2016
Current income tax expense:
U.S. income taxes	$16.9	$27.8	$58.0
State and local income taxes	6.2	6.4	4.1
Foreign income taxes	40.3	—	—

Total current tax expense	63.4	34.2	62.1
Deferred income tax (benefit) expense:
U.S. income taxes	(27.8)	575.6	70.8
State and local income taxes	(1.0)	21.2	8.9
Foreign income taxes	(62.3)	—	—

Total deferred tax (benefit) expense	(91.1)	596.8	79.7

Applicable income tax (benefit) expense	$(27.7)	$631.0	$141.8

Income (loss) before taxes for the year ended December 31, 2018 were comprised of a $58.2 million loss from domestic operations and $50.1 million of income from foreign operations. For the years ended December 31, 2017 and 2016 all pre-tax income was related to domestic operations.

A reconciliation of the federal statutory tax and the Company’s income tax (benefit) expense for all periods is provided below (in millions):

	Year Ended December 31,
	2018	2017	2016
Federal statutory tax	$(1.7)	$284.8	$148.0
State taxes-net of federal benefit	(2.6)	23.6	11.7
Non-U.S. tax rate differential	(34.6)	—	—
Effect of changes in deferred tax rates	8.3	357.8	0.2
Non-controlling interest	(0.3)	(13.1)	(19.5)
Other-net	6.8	(2.2)	1.4
Excess tax benefit from share-based compensation	(15.2)	(16.9)	—
Acquisition	11.6	(3.0)	—

Applicable income tax (benefit) expense	$(27.7)	$631.0	$141.8

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Deferred income tax assets and liabilities are comprised of the following as of December 31, 2018 and 2017 (in millions):

	December 31, 2018	December 31, 2017
Deferred tax assets
Domestic net operating losses	$69.6	$29.4
Foreign net operating losses	12.1	—
Employee benefits	2.4	1.2
Interest expense limitation	22.5	—
Other assets	5.1	2.7
Other accruals and reserves	112.0	59.2
Partnership basis	750.8	733.0

Deferred tax assets	974.5	825.5
Valuation Allowance	(12.6)	—

Realizable deferred tax assets	961.9	825.5
Deferred tax liabilities
Property and equipment	(2.8)	(31.4)
Goodwill and intangible assets	(642.9)	(120.2)

Deferred tax liability	(645.7)	(151.6)

Deferred tax asset-net	$316.2	$673.9

As part of acquisitions, the Company acquired U.S. federal and state tax loss carryforwards. As of December 31, 2018, the cumulative U.S. federal, state and foreign tax loss carryforwards were approximately $251.9 million, $206.8 million and $73.2 million, respectively. The U.S. federal and state tax loss carryforwards will expire between 2020 and 2037. The foreign tax loss carryforwards will expire between 2019 and 2027.

The partnership basis included in the above table is the result of a difference between the tax basis and book basis of Worldpay, Inc.’s investment in Worldpay Holding. Worldpay Holding, a partnership for tax purposes, has an Internal Revenue Code election in place to adjust the tax basis of partnership property to fair market value related to the portion of the partnership interest transferred, through an exchange of units of Worldpay Holding by its members. Included in partnership basis in the table above are deferred tax assets resulting from the increase in tax basis generated by the exchange of units of Worldpay Holding in connection with the IPO and subsequent secondary offerings. See Note 8—Tax Receivable Agreements for discussion of deferred tax assets as a result of the secondary offerings and exchange of units of Worldpay Holding.

Deferred tax assets are reviewed to determine whether the available evidence allows the Company to recognize the tax benefits. To the extent that a tax asset is not expected to be realized, the Company records a valuation allowance against the deferred tax assets, which was $12.6 million during the year ended December 31, 2018 relating to net operating losses that are limited or currently unable to be utilized.

A provision for federal, state and local income taxes has been recorded on the Consolidated Statements of Income for the amounts of such taxes the Company is obligated to pay or amounts refundable to the Company. At December 31, 2018 and 2017, the Company had an income tax receivable of approximately $17.5 million and $23.1 million, respectively, which is included in other current assets on the Company’s Consolidated Statements of Financial Position.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company accounts for uncertainty in income taxes under ASC 740. As of December 31, 2018 and 2017 the Company had no material uncertain tax positions. If a future liability does arise related to uncertainty in income taxes, the Company has elected an accounting policy to classify interest and penalties, if any, as income tax expense.

The Company or one or more if its subsidiaries file income tax returns in the U.S. and various other state and foreign jurisdictions. As of December 31, 2018, the Company is subject to income tax examination by the U.S. federal jurisdiction from 2013 forward. Foreign jurisdictions generally remain subject to examination from 2013 forward.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

15. FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses the hierarchy prescribed in ASC 820, Fair Value Measurement , based upon the available inputs to the valuation and the degree to which they are observable or not observable in the market. The three levels in the hierarchy are as follows:

•	Level 1 Inputs—Quoted prices (unadjusted) for identical assets or liabilities in active markets that are accessible as of the measurement date.

•

Level 2 Inputs—Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including but not limited to quoted prices in markets that are not active, quoted prices in active markets for similar assets or liabilities and observable inputs other than quoted prices such as interest rates or yield curves.

•

Level 3 Inputs—Unobservable inputs reflecting the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk.

The following table summarizes assets and liabilities measured at fair value on a recurring basis as of December 31, 2018 and 2017 (in millions):

	December 31, 2018			December 31, 2017
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets:
Interest rate contracts	$—	$24.6	$—	$—	$24.4	$—
Deal contingent foreign currency forward	—	—	—	—	33.1	—
Liabilities:
Interest rate contracts	$—	$10.0	$—	$—	$4.4	$—
Mercury TRA	—	53.2	—	—	100.5	—

Interest Rate Contracts

The Company uses interest rate contracts to manage interest rate risk. The fair value of interest rate swaps is determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves. The fair value of the interest rate caps is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected future cash flows of each interest rate cap. This analysis reflects the contractual terms of the interest rate caps, including the period to maturity, and uses observable market inputs including interest rate curves and implied volatilities. In addition, to comply with the provisions of ASC 820, Fair Value Measurement , credit valuation adjustments, which consider the impact of any credit enhancements to the contracts, are incorporated in the fair values to account for potential nonperformance risk. In adjusting the fair value of its interest rate contracts for the effect of nonperformance risk, the Company has considered any applicable credit enhancements such as collateral postings, thresholds, mutual puts, and guarantees.

Although the Company determined that the majority of the inputs used to value its interest rate contracts fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its interest rate contracts utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2018 and 2017, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its interest rate contracts and determined that the credit valuation adjustment was not significant to the overall valuation of its interest rate contracts. As a result, the Company classified its interest rate contract valuations in Level 2 of the fair value hierarchy. See Note 9—Derivatives and Hedging Activities for further discussion of the Company’s interest rate contracts.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Deal Contingent Forward

The Company used a foreign currency contract to manage its foreign currency exposure relating to the Worldpay transaction (see Note 9—Derivatives and Hedging Activities). The fair value of the foreign currency forward was determined using the market standard methodology of discounting the projected settlement value of the instrument. The projected settlement value was based on the expectation of future foreign currency rates derived from observed market interest rate curves. In addition, to comply with the provisions of ASC 820, credit valuation adjustments are incorporated in the fair values to account for potential nonperformance risk. In adjusting the fair value of its foreign currency forward contract for the effect of nonperformance risk, the Company has considered any applicable credit enhancements such as collateral postings, thresholds, mutual puts, and guarantees.

Mercury TRA

The Mercury TRA is considered contingent consideration as it is part of the consideration payable to the former owners of Mercury. Such contingent consideration is measured at fair value and is based on estimates of discounted future cash flows associated with the estimated payments to the Mercury TRA Holders. The liability recorded is re-measured at fair value at each reporting period with the change in fair value recognized in earnings as a non-operating expense.

The following table summarizes carrying amounts and estimated fair values for the Company’s financial instrument liabilities that are not reported at fair value in our Consolidated Statements of Financial Position as of December 31, 2018 and 2017 (in millions):

	December 31, 2018		December 31, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities:
Notes payable	$7,847.8	$7,679.6	$5,694.3	$5,772.1

We consider that the carrying value of cash and cash equivalents, receivables, accounts payable and accrued expenses approximates fair value (level 1) given the short-term nature of these items. The fair value of the Company’s notes payable was estimated based on rates currently available to the Company for bank loans with similar terms and maturities and is classified in Level 2 of the fair value hierarchy.

16. NET INCOME PER SHARE

Basic net income per share is calculated by dividing net income attributable to Worldpay, Inc. by the weighted-average shares of Class A common stock outstanding during the period.

Diluted net income per share is calculated assuming that Worldpay Holding is a wholly-owned subsidiary of Worldpay, Inc., therefore eliminating the impact of Fifth Third’s non-controlling interest. Pursuant to the Exchange Agreement, the Class B units of Worldpay Holding (“Class B units”), which are held by Fifth Third and represent the non-controlling interest in Worldpay Holding, are convertible into shares of Class A common stock on a one-for-one basis. Based on this conversion feature, diluted net income per share attributable to Worldpay, Inc. Class A common stock is calculated assuming the conversion of the Class B units on an “if-converted” basis. Due to the Company’s structure as a C corporation and Worldpay Holding’s structure as a pass-through entity for tax purposes, the numerator in the calculation of diluted net income per share is adjusted accordingly to reflect the Company’s income tax expense assuming the conversion of the Fifth Third non-controlling interest into Class A common stock.

During the year ended December 31, 2018, 2017 and 2016, approximately 12.7 million, 27.2 million and 35.0 million, respectively, weighted-average Class B units of Worldpay Holding were excluded in computing diluted net income per share attributable to Worldpay, Inc. Class A common stock because including them would have had an antidilutive effect. As the Class B units of Worldpay Holding were not included, the numerator used in the calculation of diluted net income per share was equal to the numerator used in the calculation of basic net income per share for the year ended December 31, 2018, 2017 and 2016. As of December 31, 2018, 2017 and 2016, there were approximately 10.3 million, 15.3 million and 35.0 million Class B units outstanding, respectively.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In addition to the Class B units discussed above, potentially dilutive securities during the years ended December 31, 2018, 2017 and 2016 included restricted stock awards, restricted stock units, stock options, performance share awards and employee stock purchase plan purchase rights. Additionally, potentially dilutive securities during the year ended December 31, 2016 also included the warrant held by Fifth Third which allows for the purchase of Class C units of Worldpay Holding. During the year ended December 31, 2018, 2017 and 2016, approximately 1,521,616, 738,520 and 660,204, respectively, performance awards have been excluded as the applicable performance metrics had not been met as of the reporting dates.

The shares of Class B common stock do not share in the earnings or losses of the Company and are therefore not participating securities. Accordingly, basic and diluted net income per share of Class B common stock have not been presented.

The following table sets forth the computation of basic and diluted net income per share (in millions, except share data):

	Year Ended December 31,
	2018	2017	2016
Basic:
Net income attributable to Worldpay, Inc.	$12.8	$130.1	$213.2

Shares used in computing basic net income per share:
Weighted-average Class A common shares	292,992,892	161,293,062	156,043,636

Basic net income per share	$0.04	$0.81	$1.37

Diluted:
Net income attributable to Worldpay, Inc.	$12.8	$130.1	$213.2

Shares used in computing diluted net income per share:
Weighted-average Class A common shares	292,992,892	161,293,062	156,043,636
Weighted-average Class B units of Worldpay Holding	—	—	—
Warrant	—	—	4,959,501
Stock options	894,010	729,138	531,165
Restricted stock awards, restricted stock units and employee stock purchase plan	1,208,928	663,663	510,694
Performance awards	118,452	121,283	70,553

Diluted weighted-average shares outstanding	295,214,282	162,807,146	162,115,549

Diluted net income per share	$0.04	$0.80	$1.32

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17. ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

The activity of the components of accumulated other comprehensive (loss) income related to cash flow hedging and other activities for the years ended December 31, 2018, 2017 and 2016 is presented below (in millions):

		Total Other Comprehensive Income (Loss)
	AOCI Beginning Balance	Pretax Activity	Tax Effect	Net Activity	Attributable to non-controlling interests	Attributable to Worldpay, Inc.	AOCI Ending Balance
Year Ended December 31, 2018
Net change in fair value of cash flow hedges recorded in accumulated OCI	$(13.8)	$(5.5)	$1.3	$(4.2)	$—	$(4.2)	$(18.0)
Net realized loss on cash flow hedges reclassified into earnings (1)	16.7	(1.1)	0.3	(0.8)	—	(0.8)	15.9
Translation adjustments on net investment hedge recorded in AOCI (2)	—	71.7	(16.6)	55.1	(2.9)	52.2	52.2
Foreign currency translation adjustments (3)	—	(809.2)	—	(809.2)	27.9	(781.3)	(781.3)

Net change	$2.9	$(744.1)	$(15.0)	$(759.1)	$25.0	$(734.1)	$(731.2)

Year Ended December 31, 2017
Net change in fair value of cash flow hedges recorded in accumulated OCI	$(17.8)	$6.7	$(2.3)	$4.4	$(0.4)	$4.0	$(13.8)
Net realized loss on cash flow hedges reclassified into earnings (1)	11.6	9.4	(2.9)	6.5	(1.4)	5.1	16.7

Net change	$(6.2)	$16.1	$(5.2)	$10.9	$(1.8)	$9.1	$2.9

Year Ended December 31, 2016
Net change in fair value of cash flow hedges recorded in accumulated OCI	$(14.3)	$(6.9)	$2.1	$(4.8)	$1.3	$(3.5)	$(17.8)
Net realized loss on cash flow hedges reclassified into earnings (1)	5.1	12.7	(3.9)	8.8	(2.3)	6.5	11.6

Net change	$(9.2)	$5.8	$(1.8)	$4.0	$(1.0)	$3.0	$(6.2)

(1)	The reclassification adjustment on cash flow hedge derivatives affected the following lines in the accompanying Consolidated Statements of Income:

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

OCI Component	Affected line in the accompanying consolidated statements of income
Pretax activity(a)	Interest expense-net
Tax effect	Income tax expense
OCI attributable to non-controlling interests	Net income attributable to non-controlling interests

(a)

The years ended December 31, 2018, 2017 and 2016, reflect amounts of losses reclassified from AOCI into earnings, representing the effective portion of the hedging relationships, and are recorded in interest expense-net.

(2)	See Note 9—Derivatives and Hedging Activities for more information on net investment hedge activity.
(3)	There is no tax impact on the foreign translation adjustments due to the Tax Reform impact on distributions, enacted in 2017.

18. RELATED PARTY TRANSACTIONS

In connection with the Company’s separation from Fifth Third on June 30, 2009, the Company entered into various agreements which provide for services provided to or received from Fifth Third. Subsequent to the separation from Fifth Third, the Company continues to enter into various business agreements with Fifth Third. Transactions under these agreements are discussed below and throughout these notes to the accompanying Consolidated Financial Statements. Fifth Third currently holds 3.30% of the voting interests in Worldpay, Inc. and 3.30% ownership interest in Worldpay Holding.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As a result of the Company closing the Legacy Worldpay acquisition on January 16, 2018, Fifth Third’s ownership percentage in Worldpay Holding decreased below 5% and Fifth Third no longer has board representation, therefore the Company no longer considers Fifth Third a related party. Fifth Third revenue for the period of January 1, 2018 through January 15, 2018 was not material.

Fifth Third related party revenue within the Consolidated Statements of Income for the years ended December 31, 2017 and 2016 was $66.7 million and $74.9 million, respectively.

The Fifth Third related party positions within the Consolidated Statements of Financial Position for the period ended December 31, 2017 are as follows (in millions):

Consolidated Statements of Financial Position Location	December 31, 2017
Assets:
Accounts receivable—net	$0.7
Liabilities:
Accounts payable and accrued expenses	$9.0
Current portion of notes payable	5.4
Current portion of tax receivable agreement obligations	190.2
Notes payable	158.4
Tax receivable agreement obligations	489.8

Debt Agreements

Fifth Third held $163.8 million as of December 31, 2017 of the Company’s outstanding debt. For the years ended December 31, 2017 and 2016, interest expense associated with these arrangements was $4.9 million and $4.2 million, respectively, and commitment fees were $0.1 million and $0.1 million, respectively.

Lease Agreement

The Company leases or subleases a number of office and/or data center locations with Fifth Third. For the years ended December 31, 2017 and 2016, related party rent expense was approximately $3.7 million and $3.7 million, respectively.

Service Processing and Other Service Agreements

In July 2016, the Company amended and extended its Master Services Agreement with Fifth Third (the “EFT Service Agreement”), through December 2024. The EFT Service Agreement is exclusive and provides Fifth Third and its subsidiary depository institutions with various electronic fund transfer, or EFT, services including debit card processing and ATM terminal driving services. Revenue for the EFT Service Agreement and other services is in the related party revenues for 2017 and 2016 discussed above.

Referral Agreement

In July 2016, the Company amended and extended its exclusive referral arrangement with Fifth Third, through December 2024. Commercial and retail merchant clients of Fifth Third and its subsidiary depository institutions that request merchant (credit or debit card) acceptance services are referred exclusively to us. In return for these referrals and the resulting merchant relationships, we make ongoing incentive payments to Fifth Third. Costs associated with this agreement totaled $2.1 million and $0.7 million for the years ended December 31, 2017 and 2016, respectively.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Clearing, Settlement and Sponsorship Agreement and Treasury Management Agreement

Fifth Third is a member of the Visa, Mastercard and other payment network associations. Fifth Third is the Company’s primary sponsor into the respective card associations. In July 2016, the Company amended and extended its agreement with Fifth Third, through December 2024. Fifth Third also provides access to certain cash and treasury management services to the Company. For the years ended December 31, 2017 and 2016, the Company paid Fifth Third approximately $2.3 million and $2.9 million, respectively, for these services. As discussed in Note 1—Basis of Presentation and Summary of Significant Accounting Policies, the Company holds certain cash and cash equivalents on deposit at Fifth Third. At December 31, 2017, approximately $81.0 million was held on deposit at Fifth Third. Interest income on deposits held at Fifth Third during the years ended December 31, 2017 and 2016 was immaterial.

Other Non-material Services

The Company received certain other non-material services from Fifth Third. The total expense for other services provided by Fifth Third for the years ended 2017 and 2016 was $0.2 million and $0.3 million, respectively.

19. SEGMENT INFORMATION

As a result of changes driven by the Company’s acquisition of Legacy Worldpay, the Company’s reportable segments have changed and the Company has recast the years ended December 31, 2017 and 2016 segment information to align with the new reportable segments. The new segments are Technology Solutions, Merchant Solutions and Issuer Solutions, which are organized based on the Company’s solution offerings. The reorganization consisted of separating the Company’s former Merchant segment into two separate segments, Technology Solutions and Merchant Solutions, with the Company’s Financial Institutions segment renamed Issuer Solutions. The Company’s Chairman of the Board and Chief Executive Officer is the chief operating decision maker (“CODM”), who evaluates the performance and allocates resources based on the operating results of each segment. The Company’s reportable segments are the same as the Company’s operating segments and there is no aggregation of the Company’s operating segments. Below is a summary of each segment:

•

Technology Solutions—Technology Solutions provides merchant acquiring, payment processing and related services to a diverse set of merchants that primarily accept payments through eCommerce and integrated payment solutions.

•

Merchant Solutions—Merchant Solutions provides merchant acquiring, payment processing and related services to a diverse set of merchants that primarily accept payments through an omni-channel solution including terminal based.

•

Issuer Solutions—Issuer Solutions provides card issuer processing, payment network processing, fraud protection and card production to a diverse set of financial institutions, including regional banks, community banks, credit unions and regional PIN networks.

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Segment operating results are presented below (in millions). The results reflect revenues and expenses directly related to each segment. The Company does not evaluate performance or allocate resources based on segment asset data, and therefore such information is not presented.

Segment profit reflects revenue less sales and marketing costs of the segment. The Company’s CODM evaluates this metric in analyzing the results of operations for each segment.

	Year Ended December 31, 2018
	Technology Solutions	Merchant Solutions	Issuer Solutions	Total
Revenue	$1,601.4	$1,976.2	$347.8	$3,925.4
Network fees and other costs(1)	—	—	—	—
Sales and marketing	422.9	683.7	25.1	1,131.7

Segment profit	$1,178.5	$1,292.5	$322.7	$2,793.7

(1)	For the year ended December 31, 2018 network fees and other costs are netted within revenue as the result of the Company’s adoption of ASC 606 on January 1, 2018.

	Year Ended December 31, 2017
	Technology Solutions	Merchant Solutions	Issuer Solutions	Total
Revenue	$1,264.5	$2,303.1	$458.9	$4,026.5
Network fees and other costs	454.9	1,325.2	123.1	1,903.2
Sales and marketing	277.9	368.6	23.0	669.5

Segment profit	$531.7	$609.3	$312.8	$1,453.8

	Year Ended December 31, 2016
	Technology Solutions	Merchant Solutions	Issuer Solutions	Total
Revenue	$991.7	$2,091.3	$496.0	$3,579.0
Network fees and other costs	358.6	1,178.4	137.2	1,674.2
Sales and marketing	212.5	345.5	24.3	582.3

Segment profit	$420.6	$567.4	$334.5	$1,322.5

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A reconciliation of total segment profit to the Company’s income before applicable income taxes is as follows (in millions):

	Year Ended December 31,
	2018	2017	2016
Total segment profit	$2,793.7	$1,453.8	$1,322.5
Less: Other operating costs	(698.0)	(318.7)	(294.2)
Less: General and administrative	(662.1)	(295.1)	(189.7)
Less: Depreciation and amortization	(1,095.0)	(318.5)	(270.1)
Less: Interest expense—net	(304.9)	(140.6)	(109.5)
Less: Non-operating (expense) income	(41.8)	432.8	(36.3)

(Loss) income before applicable income taxes	$(8.1)	$813.7	$422.7

Worldpay, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

20. QUARTERLY CONSOLIDATED RESULTS OF OPERATIONS (UNAUDITED)

The following table sets forth our unaudited results of operations on a quarterly basis for the years ended December 31, 2018 and 2017 (in millions).

	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
Revenue	$1,050.0	$1,017.9	$1,006.8	$850.7	$1,065.9	$1,033.7	$998.7	$928.2
Network fees and other costs (1)	—	—	—	—	496.9	479.5	468.7	458.1

Net revenue	1,050.0	1,017.9	1,006.8	850.7	569.0	554.2	530.0	470.1
Sales and marketing	286.5	295.8	283.4	266.0	172.4	173.8	168.3	155.0
Other operating costs	182.6	174.8	185.5	155.1	84.4	79.4	79.0	75.9
General and administrative	134.5	140.7	136.8	250.1	105.5	49.6	50.7	89.3
Depreciation and amortization	271.0	328.9	287.9	207.2	81.5	82.5	78.4	76.1

Income from operations	$175.4	$77.7	$113.2	$(27.7)	$125.2	$168.9	$153.6	$73.8

Net income (loss)	$115.8	$3.6	$(1.5)	$(98.3)	$(46.4)	$106.9	$86.9	$35.3

Net income (loss) attributable to Worldpay, Inc.	$110.5	$2.8	$(2.9)	$(97.6)	$(59.7)	$92.1	$68.8	$28.9

Net income (loss) per share attributable to Worldpay, Inc. Class A common stock:
Basic	$0.37	$0.01	$(0.01)	$(0.36)	$(0.37)	$0.57	$0.43	$0.18
Diluted	$0.36	$0.01	$(0.01)	$(0.36)	$(0.37)	$0.57	$0.42	$0.17

(1)	For 2018 quarters, network fees and other costs are netted within revenue as the result of the Company’s adoption of ASC 606 on January 1, 2018.

Our results of operations are subject to seasonal fluctuations in our revenue as a result of consumer spending patterns. Historically our revenues have been the strongest in the fourth quarter and weakest in our first quarter.

*****

SCHEDULE I—Condensed Financial Information

Worldpay, Inc.

CONDENSED STATEMENTS OF INCOME (PARENT COMPANY ONLY)

(In millions)

	Year Ended December 31,
	2018	2017	2016
General and administrative	$1.3	$24.7	$0.3

Loss from operations	(1.3)	(24.7)	(0.3)
Non-operating (expense) income, net	(48.2)	418.9	(0.1)

(Loss) income before income taxes and equity in net income of subsidiaries	(49.5)	394.2	(0.4)
Income tax expense	15.2	610.0	80.6

Loss before equity in net income of subsidiaries	(64.7)	(215.8)	(81.0)
Equity in net income of subsidiaries	77.5	345.9	294.2

Net income attributable to Worldpay, Inc.	$12.8	$130.1	$213.2

See Notes to Condensed Consolidated Financial Statements (Parent Company only).

SCHEDULE I—Condensed Financial Information

Worldpay, Inc.

CONDENSED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (PARENT COMPANY ONLY)

(In millions)

	Year Ended December 31,
	2018	2017	2016
Net income attributable to Worldpay, Inc.	$12.8	$130.1	$213.2
(Loss) gain on hedging activities and foreign currency translation	(734.1)	9.1	3.0

Comprehensive (loss) income attributable to Worldpay, Inc.	$(721.3)	$139.2	$216.2

See Notes to Condensed Consolidated Financial Statements (Parent Company only).

SCHEDULE I—Condensed Financial Information

Worldpay, Inc.

CONDENSED STATEMENTS OF FINANCIAL POSITION (PARENT COMPANY ONLY)

(In millions)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Tax refund receivable	$11.2	$18.4

Total current assets	11.2	18.4
Investment in subsidiaries	9,909.4	549.5
Deferred taxes	786.6	738.3

Total assets	$10,707.2	$1,306.2

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$7.5	$23.6
Payable to subsidiaries	234.6	70.1
Current portion of tax receivable agreement obligations to related parties	19.9	190.2

Total current liabilities	262.0	283.9
Long-term liabilities:
Tax receivable agreement obligations to related parties	590.8	489.8

Total long-term liabilities	590.8	489.8
Total liabilities	852.8	773.7
Equity:
Total Worldpay, Inc. equity	9,854.4	532.5

Total liabilities and equity	$10,707.2	$1,306.2

See Notes to Condensed Consolidated Financial Statements (Parent Company only).

SCHEDULE I—Condensed Financial Information

Worldpay, Inc.

CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

(In millions)

	Year Ended December 31,
	2018	2017	2016
Operating Activities:
Net income attributable to Worldpay, Inc.	$12.8	$130.1	$213.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in net income of subsidiaries	(77.5)	(345.9)	(294.2)
Deferred taxes	7.8	621.2	54.5
Tax receivable agreements non-cash items	—	(418.8)	0.1
Distributions from subsidiaries	(82.1)	32.2	84.8
Excess tax benefit from share-based compensation	—	—	(12.2)
Change in operating assets and liabilities, net	56.2	7.8	20.0

Net cash provided by operating activities	(82.8)	26.6	66.2

Investing Activities:
Proceeds from sale of Class A units in Worldpay Holding	176.6	1,278.1	87.7
Purchase of Class A units in Worldpay Holding	(23.8)	(14.5)	(15.4)

Net cash provided by investing activities	152.8	1,263.6	72.3

Financing Activities:
Advances from subsidiaries, net	234.5	70.2	70.7
Proceeds from exercise of Class A common stock options	23.8	14.5	15.4
Purchase and cancellation of Class A common stock	—	(1,268.0)	—
Repurchase of Class A common stock (including to satisfy tax withholding obligations)	(176.6)	(10.1)	(87.7)
Settlement of certain tax receivable agreements	(107.4)	(63.4)	(117.9)
Payments under tax receivable agreements	(44.3)	(33.4)	(31.2)
Excess tax benefit from share-based compensation	—	—	12.2

Net cash used in financing activities	(70.0)	(1,290.2)	(138.5)

Net decrease in cash and cash equivalents	—	—	—
Cash and cash equivalents—Beginning of period	—	—	—

Cash and cash equivalents—End of period	$—	$—	$—

Cash Payments:
Taxes	$0.1	$5.6	$6.8
Non-cash Items:
Issuance of tax receivable agreements	$120.9	$647.5	$171.2

See Notes to Condensed Consolidated Financial Statements (Parent Company only).

SCHEDULE I—Condensed Financial Information

Worldpay, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

1. BASIS OF PRESENTATION

For Worldpay, Inc.’s presentation (Parent Company only), the investment in subsidiaries is accounted for using the equity method. The condensed parent company financial statements and notes should be read in conjunction with the Consolidated Financial Statements and notes of Worldpay, Inc. appearing in Exhibit 99.1 to this Current Report on Form 8-K.

Worldpay, Inc. is a holding company that does not conduct any business operations of its own and therefore its assets consist primarily of investments in subsidiaries. Worldpay Inc.’s cash inflows are primarily from cash dividends and distributions and other transfers from Worldpay Holding, formerly Vantiv Holding. Worldpay, Inc. may not be able to access cash generated by its subsidiaries in order to fulfill cash commitments or to pay cash dividends on its common stock. The amounts available to Worldpay, Inc. to fulfill cash commitments or to pay cash dividends are also subject to the covenants and distribution restrictions in its subsidiaries’ loan agreements. For a discussion on the tax receivable agreements, see Note 8- Tax Receivable Agreements in the Consolidated Financial Statements and notes of Worldpay, Inc. appearing in Exhibit 99.1 to this Current Report on Form 8-K.